UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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SERVICENOW, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2225 Lawson Lane
Santa Clara, California 95054

April 28, 2017

To Our Stockholders,

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of ServiceNow, Inc., a Delaware corporation (the “Company”). The annual meeting will be held at the Company's headquarters, located at 2225 Lawson Lane, Santa Clara, California 95054, on Tuesday, June 13, 2017 at 11:30 a.m. (Pacific Time).

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to our stockholders over the Internet. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. On or about April 28, 2017, we expect to mail to our stockholders a Notice Regarding Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy statement for our 2017 Annual Meeting of Stockholders and our 2016 annual report to stockholders. The Notice of Internet Availability also provides instructions on how to vote by mail or through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon at the 2017 Annual Meeting of Stockholders are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in the Company's affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please vote over the Internet or by telephone or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

We hope to see you at the meeting.

Sincerely,
John J. Donahoe
President and Chief Executive Officer

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, California 95054
________________
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
________________
To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (together with any adjournments, postponements or other delays thereof, the “Annual Meeting”) of ServiceNow, Inc., a Delaware corporation (the “Company”), will be held at the Company's headquarters, located at 2225 Lawson Lane, Santa Clara, California 95054 on Tuesday, June 13, 2017 at 11:30 a.m. (Pacific Time).

We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.
To elect three Class II directors, each to serve until the 2020 annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, resignation or removal;

2.     To hold a non-binding advisory vote on the resolution to approve the compensation of our named executive officers; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on April 18, 2017 are entitled to notice of, and to vote at, the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available during ordinary business hours at our Santa Clara offices for examination by any stockholder for any purpose relating to the Annual Meeting.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously voted over the Internet, by telephone or by submitting a proxy card, and any previous votes that were submitted by the stockholder will be superseded by the vote such stockholder casts in person at the Annual Meeting.

Thank you for your continued support of ServiceNow, Inc.

By Order of the Board of Directors,
Robert Specker
General Counsel and Secretary
Santa Clara, California
April 28, 2017

Whether or not you expect to attend the Annual Meeting, we encourage you to read this proxy statement and vote by telephone, through the Internet or request and submit your proxy card as soon as possible, so that your shares may be represented at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section titled “Questions and Answers” beginning on page 1 of the proxy statement and the instructions on the enclosed Notice of Internet Availability.

SERVICENOW, INC.

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

SERVICENOW, INC.
2225 Lawson Lane
Santa Clara, California 95054
________________
PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

________________
April 28, 2017

GENERAL INFORMATION

The accompanying proxy is solicited on behalf of the board of directors (the “Board of Directors” or the “Board”) of ServiceNow, Inc. (the “Company” or “ServiceNow”) for use at the Company's 2017 Annual Meeting of Stockholders (together with any adjournments, postponements or other delays thereof, the “Annual Meeting”) to be held at the Company's headquarters located at 2225 Lawson Lane, Santa Clara, California 95054, on Tuesday, June 13, 2017 at 11:30 a.m. (Pacific Time).

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters will be voted on at the Annual Meeting?

The following items will be voted on at the Annual Meeting:

•
The election of three Class II directors, each to serve until the 2020 annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal;

•	A non-binding advisory vote on the resolution to approve the compensation of our named executive officers;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

•	Any other business that may properly come before the Annual Meeting.

What are our Board of Director's voting recommendations?

The Board of Directors recommends that you vote:

•
“FOR” the election of each of John J. Donahoe, Charles H. Giancarlo, and Anita M. Sands as Class II directors, each to serve until the 2020 annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, resignation or removal;

•	“FOR” the approval, on an advisory and non-binding basis, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017.

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting. We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Where can I access the proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders via the Internet instead of mailing printed copies of those materials to each stockholder. On or about April 28, 2017, we sent to our stockholders a Notice Regarding Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including this proxy statement and our 2016 annual report. The Notice of Internet Availability also provides instructions on how to vote over the Internet, by telephone and by mail and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without adversely impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

What is the record date?

Only holders of record of our common stock at the close of business on April 18, 2017 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 169,879,665 shares of common stock outstanding and entitled to vote. No shares of preferred stock were outstanding as of such date.

What is a quorum?

The holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting as of the close of business on the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present in person at the meeting or if you have properly submitted a proxy. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. If a quorum is not obtained, the chairperson of the Annual Meeting or the holders of a majority of the shares of common stock present at the Annual Meeting may adjourn the Annual Meeting to a later date.

How many votes do I have?

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on Record Date. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a brokerage firm, bank or other nominee.

Who is entitled to vote?

Stockholder of Record. If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote in person by ballot at the Annual Meeting, by telephone, through the Internet, or by filling out and returning the proxy card.

Beneficial Owner. If, at the close of business on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee on your behalf, then you are considered to be the “beneficial owner” of shares held in “street name.” As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account by following the voting instructions that your nominee provides. The nominee that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a legal proxy from the nominee that holds your shares giving you the right to vote in person by ballot at the Annual Meeting.

Do I have to do anything in advance to attend the Annual Meeting in person?

Stockholders of Record: Shares Registered in Your Name. If you were a stockholder of record at the close of business on the Record Date, you do not need to do anything in advance to attend or vote your shares in person at the Annual Meeting, but you will need to present government-issued photo identification for entrance to the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker or Other Nominee. If you were a beneficial owner at the close of business on the Record Date, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your brokerage firm, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For entrance to the Annual Meeting, you will need to provide proof of beneficial ownership as of the Record Date, such as the notice or voting instructions you received from your brokerage firm, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the Record Date. In addition, you will also be required to present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted at the Annual Meeting.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote in one of the following ways:

•
You may vote in person. If you plan to attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by submitting a ballot, which will be provided at the Annual Meeting.

•
You may vote by telephone or over the Internet. To vote by telephone or over the Internet, follow the instructions provided in the Notice of Internet Availability or proxy card. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

•	You may vote by mail. If you request or receive a paper proxy card, simply sign and date the proxy card and return it in the envelope provided.

Votes submitted by telephone, through the Internet or by mail must be received by 11:59 p.m., Eastern Time, on June 12, 2017. Submitting your proxy (whether by telephone, through the Internet or by mail if you request or receive a paper proxy card) will not affect your right to vote in person should you decide to attend the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of shares held of record by a brokerage firm, bank or other nominee, you will receive voting instructions from your nominee. You must follow the voting instructions provided by your nominee to instruct your nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your brokerage firm, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

How many votes are needed for approval of each matter?

•
Proposal 1: Each director nominee will be elected to our Board of Directors if the votes cast in favor of the nominee's election exceed the votes cast against such nominee's election. You may vote “For,” “Against,” or “Abstain” with respect to each director nominee.

•
Proposal 2: The non-binding advisory vote to approve the compensation of our named executive officers must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal that are voted for or against the proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal.

•
Proposal 3: The ratification of the appointment of PricewaterhouseCoopers LLP must receive the affirmative vote of at least a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal that are voted for or against the proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal.

What are the effects of abstentions and broker non-votes?

Abstentions. An abstention represents a stockholder's affirmative choice to decline to vote on a proposal. If a stockholder indicates that it wishes to abstain from voting its shares, or if a brokerage firm, bank or other nominee holding its customers' shares of record causes abstentions to be recorded for such shares, the shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence of a quorum. Because the outcome of Proposal No. 1 (election of directors) will be determined by whether the votes cast in favor of a nominee's election exceed the votes cast against such nominee's election, abstentions will have no impact on the outcome of Proposal No. 1 so long as a quorum exists. Similarly, because our Bylaws provide that, unless otherwise provided by law, the rules of the New York Stock Exchange (“NYSE”), or our Certificate of Incorporation, as applicable, every matter other than the election of directors will be decided by the affirmative vote of a majority of the voting power of the shares of stock entitled to vote on the proposal that are present in person or by proxy at the meeting and are voted for or against the matter, abstentions will also have no impact on the outcome of Proposal No. 2 (compensation of named executive officers) or Proposal No. 3 (ratification of independent registered public accounting firm) so long as a quorum exists.

Broker Non-Votes. A broker non-vote occurs when shares held by a brokerage firm, bank or other nominee holding shares for a beneficial owner are not voted with respect to a proposal because (1) the brokerage firm or other nominee has not received voting instructions from the stockholder who beneficially owns the shares and (2) the brokerage firm or other nominee lacks the authority to vote the shares in the brokerage firm's discretion. Under the rules of the New York Stock Exchange, brokerage firms, banks and other nominees do not have discretionary authority to vote shares with respect to Proposal No. 1 (election of directors) or Proposal No. 2 (compensation of named executive officers), but do have discretionary authority to vote shares with respect to Proposal No. 3 (ratification of independent registered public accounting firm). Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes cast for or against a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

Who will pay for the expenses of solicitation?

The expenses of soliciting proxies will be paid by the Company. Following the original mailing of the soliciting materials, the Company and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original mailing of the soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur. We do not currently plan to retain a proxy solicitor to assist in the solicitation of proxies.

Can I revoke my proxy or change my vote?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:

•	delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing, dating and delivering a proxy bearing a later date;

•	voting again by telephone or through the Internet; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Beneficial Owners. If you are a beneficial owner, you must contact the brokerage firm, bank or other nominee holding your shares and follow its instructions to change your vote or revoke your proxy.

Where can I find the voting results of the Annual Meeting?

Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results may be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

OUR BOARD OF DIRECTORS

Our Board of Directors is currently composed of 11 members. Eight of our directors are independent within the meaning of the listing standards of the NYSE. Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is expiring.

The following table sets forth the names, ages and certain other information as of April 15, 2017, for each of our director nominees and for each of the continuing members of our Board of Directors. Mr. Strauss,* a Class II Director since 2011, is not standing for reelection but will remain on our Board of Directors until his term expires at this Annual Meeting, at which time the number of Board seats will be reduced from 11 to 10. Additional biographical descriptions of each nominee and continuing director are set forth in the text below the table.

Director Nominees	Class	Age	Position	Director Since
John J. Donahoe	II	56	President, Chief Executive Officer & Director	2017
Charles H. Giancarlo*	II	59	Director	2013
Anita M. Sands*	II	40	Director	2014

Continuing Directors	Class	Age	Position	Director Since

Susan L. Bostrom*	III	56	Director	2014
Jonathan C. Chadwick*	III	51	Director	2016
Frederic B. Luddy	III	62	Director	2004
Jeffrey A. Miller*	III	66	Director	2011
Paul E. Chamberlain*	I	53	Director	2016
Ronald E.F. Codd*	I	61	Director	2012
Frank Slootman	I	58	Chairman	2011
*Denotes Independent Director

Nominees for Director

John J. Donahoe President and Chief Executive Officer
John J. Donahoe has served as our President and Chief Executive Officer and as a member of our Board of Directors since April 2017. From 2008 through 2015, Mr. Donahoe served as President and Chief Executive Officer of eBay Inc. (“eBay”), a provider of, among other services, the global eBay.com online marketplace and PayPal digital payments platform. Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, responsible for eBay’s global e-Commerce businesses, and was appointed President and Chief Executive Officer in 2008. Prior to joining eBay, Mr. Donahoe was the Worldwide Managing Director (CEO) of Bain & Company from 1999 to 2005, and a Managing Director from 1992 to 1999. Mr. Donahoe also serves on the board of directors of Nike, Inc., PayPal Holdings, Inc. and Intel Corporation.* Mr. Donahoe received his B.A. in Economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Our Board of Directors believes that Mr. Donahoe’s management experience and business expertise, including his prior executive level leadership and experience in finance, as well as his ongoing board service at a number of other publicly-traded technology companies gives him the operational expertise, breadth of knowledge and understanding of our industry that qualify him to serve as a member of our Board of Directors.

*Mr. Donahoe will continue to serve on Intel's board of directors until the expiration of his term at Intel's 2017 annual meeting of stockholders.

Charles H. Giancarlo Lead Independent Director Investor and Entrepreneur; Former Managing Director of Silver Lake Partners
Charles H. Giancarlo has served on our Board of Directors since November 2013 and has served as our Lead Independent Director since October 2016. Mr. Giancarlo is an entrepreneur and investor with over 30 years of experience in the semiconductor, communications and networking industries. From January 2008 until December 2013, he was a Managing Director of Silver Lake Partners, a private investment firm that focuses on the technology, technology-enabled and related growth industries. From May 1993 to December 2007, Mr. Giancarlo served in numerous senior executive roles at Cisco Systems, Inc., a provider of communications and networking products and services, most recently as the Executive Vice President and Chief Development Officer from May 2004 to December 2007. Mr. Giancarlo currently serves on the boards of directors of Accenture plc, a management consulting business, Avaya, Inc., a provider of business collaboration and communications solutions, Imperva, Inc., a provider of business security solutions, Arista Networks, Inc., a manufacturer of networking products, and various private companies. Mr. Giancarlo previously served on the board of directors of Netflix, Inc., an online movie rental subscription service, from April 2007 until May 2012. Mr. Giancarlo holds a B.S. degree in Electrical Engineering from Brown University, an M.S. degree in Electrical Engineering from the University of California, Berkeley and an M.B.A. degree from Harvard Business School.

Our Board of Directors believes that Mr. Giancarlo’s business expertise, including his prior executive level leadership and experience on the boards of publicly-traded technology companies, gives him the operational expertise, breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our Board of Directors.

Anita M. Sands Independent Former Group Managing Director, Head of Change Leadership of UBS Financial Services ServiceNow Committees: Audit Committee; Nominating and Governance Committee
Anita M. Sands has served on our Board of Directors since July 2014. From April 2012 to September 2013, Ms. Sands served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm. Prior to that, from April 2010 to April 2012, Ms. Sands was Group Managing Director and Chief Operating Officer at UBS Financial Services, and from October 2009 to April 2010, Ms. Sands was a Transformation Consultant at UBS Financial Services. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup N.A.’s Global Operations and Technology organization. Ms. Sands also held several leadership positions with RBC Financial Group and CIBC. Ms. Sands currently serves on the board of directors of Symantec Corporation, a provider of security solutions, and also serves on the board of directors of Pure Storage, Inc., a provider of enterprise flash storage solutions. Ms. Sands holds a B.S. degree in physics and applied mathematics from The Queen’s University of Belfast, Northern Ireland, a Ph.D. degree in atomic and molecular physics from The Queen’s University of Belfast, Northern Ireland and an M.S. degree in public policy and management from Carnegie Mellon University.

Our Board of Directors believes that Ms. Sands possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience and leadership roles in the financial services industry and her experience of the boards of other publicly-traded technology companies.

Continuing Directors

Susan L. Bostrom
Independent

Former Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc.

ServiceNow Committees:
Leadership Development and Compensation Committee;
Nominating and Governance Committee (Chair)

Susan L. Bostrom has served on our Board of Directors since July 2014. From January 2006 to January 2011, Ms. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider. Prior to that, from 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco, including Senior Vice President, Global Government Affairs and the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom serves on the boards of directors of Varian Medical Systems, Inc., a manufacturer of medical devices and software, Cadence Design Systems, Inc., an electronic design software company, and Rocket Fuel Inc., an artificial intelligence media buying company. Ms. Bostrom previously served as a member of the board of directors of Marketo, Inc., a provider of software as a service marketing automation solutions, until its acquisition by Vista Equity Partners in 2016. Ms. Bostrom holds a B.S. degree in marketing from the University of Illinois and an M.B.A. degree from the Stanford Graduate School of Business.

Our Board of Directors believes that Ms. Bostrom possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her extensive experience and leadership roles in the technology industry, her knowledge of marketing, and her experience serving on the Board of Directors of other publicly-traded technology companies.

Jonathan C. Chadwick
Independent

Former Executive Vice President, Chief Financial Officer and Chief Operating Officer of VMware, Inc.

ServiceNow Committees:
Audit Committee;
Leadership Development and Compensation Committee

Jonathan C. Chadwick has served on our Board of Directors since October 2016. Mr. Chadwick served as the Executive Vice President, Chief Financial Officer and Chief Operating Officer at VMware, Inc., a virtualization and cloud infrastructure solutions company, from November 2012 to April 2016. Prior to VMware, he served as the Chief Financial Officer of Skype, an internet communications company, and as a corporate vice president of Microsoft Corporation after its acquisition of Skype in October 2011. From 2010 to 2011, Mr. Chadwick served as Executive Vice President and Chief Financial Officer of McAfee, Inc., a security technology company. From 1997 to 2010, he held various finance roles at Cisco Systems, Inc. a provider of communications and networking products and services. Mr. Chadwick currently serves on the board of directors of Cognizant Technology Solutions Corporation, an IT business provider, F5 Networks, Inc., an application networking delivery company, and Tanium, a security and systems management company. Mr. Chadwick also previously worked for Coopers & Lybrand LLP in various accounting roles in the U.S. and the U.K. Mr. Chadwick holds an honors degree in Electrical and Electronic Engineering from the University of Bath, U.K.

Our Board of Directors believes that Mr. Chadwick’s depth of knowledge of financial and accounting issues, having spent over two decades in senior financial roles in the software industry, gives him the appropriate set of skills, breadth of knowledge and valuable understanding of the audit committee function and our industry that qualify him to serve as a member of our Board of Directors.

Frederic B. Luddy Founder and Former President, Chief Executive Officer and Chief Product Officer of ServiceNow
Frederic B. Luddy founded ServiceNow in June 2004 and has served on our Board of Directors since inception. Mr. Luddy served as our Chief Executive Officer from June 2004 to May 2011, and from May 2011 to August 2016 he served as our Chief Product Officer.
From April 1990 to October 2003, Mr. Luddy served as Chief Technology Officer of Peregrine Systems, Inc., an enterprise software company. Prior to joining Peregrine Systems, Mr. Luddy founded Enterprise Software Associates, a software company, and was employed by Boole and Babage, Inc., a software company, and the Amdahl Corporation, an information technology company.

Our Board of Directors believes Mr. Luddy's experience as the founder of ServiceNow, his knowledge of software and the software industry, as well his executive level experience and expertise in software and hardware development give him the breadth of knowledge and leadership capabilities that qualify him to serve as a member of our Board of Directors.

Jeffrey A. Miller Independent Chief Executive Officer of JAMM Ventures ServiceNow Committees: Leadership Development and Compensation Committee (Chair)
Jeffrey A. Miller has served on our Board of Directors since February 2011. Mr. Miller has served as President and Chief Executive Officer of JAMM Ventures, a business consulting firm, since January 2002. In addition, Mr. Miller has served as a trustee for Santa Clara University since October 2012. From January 2002 to March 2006, Mr. Miller also served as a Venture Partner with Redpoint Ventures. Mr. Miller previously served on the board of directors of Data Domain, Inc., an electronic storage solution company, and McAfee, Inc., a security technology company. Mr. Miller holds a B.S. degree in Electrical Engineering and Computer Science and an M.B.A. degree from Santa Clara University.

Our Board of Directors believes that Mr. Miller's consulting and investment experience and his experience on the boards of directors of other publicly-traded companies in the information technology industry give him the appropriate set of skills that qualify him to serve as a member of our Board of Directors.

Paul E. Chamberlain
Independent

Financial Advisor; Former Managing Director and Co-Head of Global Technology Banking, Morgan Stanley

ServiceNow Committees:
Audit Committee;
Nominating and Governance Committee

Paul E. Chamberlain has served on the Board of Directors since October 2016. Mr. Chamberlain currently operates his own investment and financial advisory firm, PEC Ventures. Prior to starting PEC Ventures in 2015, Mr. Chamberlain worked at Morgan Stanley for 26 years, most recently serving as Managing Director and Co-Head of Global Technology Banking and as a member of the Investment Banking Division’s Operating Committee. Mr. Chamberlain currently serves on the board of directors of TriNet Group, Inc., a provider of human resources solutions, and Veeva Systems Inc., a provider of business solutions for the global life sciences industry. He also serves as Chairman of the Strategic Advisory Committee of JobTrain, a vocational and life skills training group focused on the neediest in the Silicon Valley community.

Mr. Chamberlain holds a B.A. degree in History, magna cum laude, from Princeton University and received an M.B.A. degree from Harvard Business School. Mr. Chamberlain regularly lectures on Economics and Entrepreneurial Management at Stanford University and Princeton University, respectively.

Our Board of Directors believes that Mr. Chamberlain’s investment banking experience, his experience in equity investments and advising on strategic transactions as well as his ongoing board service at two other publicly-traded technology companies give him the breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our Board of Directors.

Ronald E.F. Codd Independent Business consultant; Former Chief Executive Officer of Momentum Business Applications Inc. ServiceNow Committees: Audit Committee (Chair)
Ronald E.F. Codd has served on our Board of Directors since February 2012. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. Mr. Codd currently serves on the board of directors of three other public companies: FireEye, Inc., a provider of cyber-security solutions, Rocket Fuel Inc., an artificial intelligence media buying company, and Veeva Systems, Inc., a provider of business solutions for the global life sciences industry. Mr. Codd previously served on the boards of directors of a number of other technology companies, including most recently DemandTec, Inc., a software service company, Interwoven, Inc., a provider of content management solutions, and Data Domain, Inc., an electronic storage solution company. Mr. Codd holds a B.S. degree in Accounting from the University of California, Berkeley and an M.M. degree in Finance and Management Information Systems from the Kellogg Graduate School of Management at Northwestern University.

Our Board of Directors believes that Mr. Codd's extensive management experience and experience in the software industry give him the breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our Board of Directors. Further, Mr. Codd’s experience as a chief financial officer for a publicly-traded software company provides him with the necessary and desired skills and experience to perform audit committee functions.

Frank Slootman Chairman of the Board Former President and Chief Executive Officer of ServiceNow
Frank Slootman has served on our Board of Directors since May 2011 and was our President and Chief Executive Officer from May 2011 to April 2017. Mr. Slootman served as a partner with Greylock Partners, a venture capital firm, from March 2011 to April 2011, and served as an advisor to EMC Corporation, an information technology company, from January 2011 to February 2012. From July 2009 to December 2010, Mr. Slootman served as President of the Backup Recovery Systems Division at EMC. From July 2003 to July 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain, Inc., an electronic storage solution company, which was acquired by EMC in 2009. Mr. Slootman currently serves on the board of directors of Pure Storage, Inc., a provider of enterprise flash storage solutions, and previously served on the board of directors of Imperva, Inc., a provider of cyber-security solutions. Mr. Slootman holds undergraduate and graduate degrees in Economics from the Netherlands School of Economics, Erasmus University Rotterdam.

Our Board of Directors believes that Mr. Slootman's extensive and broad business expertise, including his prior executive level leadership, gives him the operational expertise, breadth of knowledge and valuable understanding of our industry that qualify him to serve as a member of our Board of Directors. Further, his tenure as Chief Executive Officer and Chairman of the Board bring valuable experience to our Board of Directors.

CORPORATE GOVERNANCE MATTERS

We are strongly committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue our strategic objectives for the benefit of our stockholders.

Recent Board Composition Changes

On October 24, 2016, Paul V. Barber resigned from his role as Chairman and a member of our Board of Directors.

On October 25, 2016, our Board of Directors selected Frank Slootman to serve as Chairman of the Board. In connection with this change, and pursuant to the Company’s Corporate Governance Guidelines, the independent members of our Board designated Charles H. Giancarlo to serve as Lead Independent Director, also effective October 25, 2016.

Also on October 25, 2016, upon the recommendation of our Nominating and Governance Committee, our Board of Directors increased the size of the Board from nine to ten members and appointed Jonathan C. Chadwick and Paul E. Chamberlain to serve as Class III and Class I directors, respectively. Our Board of Directors determined that Messrs. Chadwick and Chamberlain are independent directors within the meaning of the listing standards of the NYSE. On the same date, William L. Strauss resigned from the Audit Committee, and the Board of Directors appointed Mr. Chadwick appointed as a member of the Audit Committee and the Leadership Development and Compensation Committee and Mr. Chamberlain as a member of the Audit Committee.

On March 29, 2017, our Board of Directors increased the size of the Board of Directors from 10 to 11 members and appointed John J. Donahoe to serve as a Class II director, effective April 3, 2017. On the same date, William L. Strauss resigned from the Nominating and Governance Committee, and our Board appointed Paul E. Chamberlain as a member of the Nominating and Governance Committee and Susan L. Bostrom as Chair of the Nominating and Governance Committee, in each case effective as of April 3, 2017.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, requirements for director continuing education, and other policies for the governance of the Company. Our Corporate Governance Guidelines are available in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.” The Corporate Governance Guidelines are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board of Directors to respond to changes in regulations and generally accepted practices.

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines provide that our Board of Directors shall be free to choose its Chairman in any way that it considers in the best interests of the Company, and that the Nominating and Governance Committee shall periodically consider the leadership structure of our Board of Directors and make such recommendations related thereto to the Board of Directors as the Nominating and Governance Committee deems appropriate. Our Corporate Governance Guidelines also provide that, when the positions of Chairman and Chief Executive Officer are held by the same person, the independent directors shall designate a “lead independent director” (the "Lead Independent Director").

The Chairman of our Board of Directors is Frank Slootman, our former President and Chief Executive Officer. Under the rules of the NYSE, Mr. Slootman is not considered independent and therefore the independent members of our Board of Directors have designated Charles H. Giancarlo to serve as Lead Independent Director. Based on Mr. Slootman’s service as our President and Chief Executive Officer from May 2011 to April 2017, as well as his management capabilities, strength in direct and clear communications, knowledge of the industry and proven leadership, our Board of Directors believes that Mr. Slootman is the director most capable of effectively identifying strategic priorities, leading critical discussion and guiding the formulation of our strategy and business plans as Chairman of our Board of Directors. The responsibilities of the Chairman include proposing for approval by the Lead Independent Director the meeting schedules and meeting agendas for the Board of Directors, serving as the Chair of such meetings, and performing such other functions and responsibilities as requested by the Board of Directors from time to time.

The appointment of a Lead Independent Director ensures that we benefit from effective oversight by our independent directors. The responsibilities of the Lead Independent Director include presiding over executive sessions of independent directors, serving as a liaison between the Chairman and the independent directors, approving meeting agendas and meeting schedules for the Board of Directors, calling meetings of the independent directors, being available for consultation and director communication with major stockholders, serving as Chair of the meetings of the Board of Directors in the Chairman’s absence, and performing such other functions and responsibilities as requested by the Board of Directors from time to time.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic and operational risks and the steps management has taken to monitor and control these exposures. Our Audit Committee has the responsibility to consider and discuss Company guidelines, policies and internal controls that govern the process by which risk assessment and management are undertaken. The Audit Committee also provides oversight of our major financial and reporting risks, and the steps our management has taken to monitor and control these exposures, and monitors compliance with legal and regulatory requirements. Our Leadership Development and Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking and assesses risks related to leadership succession, as more fully described below in the section titled “Compensation Risk Assessment.”

Independence of Directors

Our Board of Directors determines the independence of our directors by applying the independence principles and standards established by the NYSE and SEC rules and regulations. Such standards provide that a director is independent only if the Board of Directors affirmatively determines that the director has no direct or indirect material relationship with the Company. The standards also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, our Board of Directors annually reviews the independence of the Company’s directors, taking into account all relevant facts and circumstances. In its most recent review, our Board of Directors considered, among other things, the relationships that each non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our Board of Directors has determined that the following director nominees and members of our Board of Directors are currently independent as determined under the rules of the NYSE and applicable rules and regulations promulgated by the SEC:

Paul E. Chamberlain	Jonathan C. Chadwick
Susan L. Bostrom	Jeffrey A. Miller
Ronald E.F. Codd	Anita M. Sands
Charles H. Giancarlo	William L. Strauss*

*Mr. Strauss will remain on our Board of Directors until his term expires at this Annual Meeting.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a Leadership Development and Compensation Committee (the “Compensation Committee”) and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Copies of the charters for each committee are available, without charge, upon request in writing to ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054, Attn: General Counsel or under the link to “Corporate Governance” in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com. Members serve on these committees until their resignations or until otherwise determined by our Board of Directors.

The members of the committees as of the date of this proxy statement are identified in the following table:

Director	Audit	Leadership Development and Compensation	Nominating and Governance
Susan L. Bostrom		☑	Chair
Jonathan C. Chadwick	☑	☑
Paul E. Chamberlain	☑		☑
Ronald E.F. Codd	Chair
Jeffrey A. Miller		Chair
Anita M. Sands	☑		☑

Audit Committee

Our Audit Committee is comprised of Mr. Codd, who is the Chair of the Audit Committee, Ms. Sands and Messrs. Chadwick and Chamberlain. Mr. Strauss served on the Audit Committee during a portion of 2016 until his resignation from the committee on October 25, 2016. The composition of our Audit Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. Each member of our Audit Committee is financially literate as required by current NYSE listing standards. In addition, our Board of Directors has determined that each of Messrs. Codd, Chadwick and Chamberlain is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. The designation does not impose on Messrs. Codd, Chadwick or Chamberlain any duties, obligations or liabilities that are greater than are generally imposed on any other member of our Audit Committee and our Board of Directors. Mr. Codd currently serves on the audit committee of three other public companies, and Messrs. Chadwick and Chamberlain currently serve on the audit committees of two other public companies. Our Board of Directors has determined that such simultaneous service does not impair the ability of Messrs. Codd, Chadwick and Chamberlain to effectively serve as a member of our Audit Committee. The primary responsibilities of the Audit Committee are, among other things, to:

•	appoint an independent registered public accounting firm to examine our accounts, controls and financial statements;

•	assess the independent registered public accounting firm's qualifications, performance and independence annually;

•
review the audit planning, scope and staffing of the independent registered public accounting firm and pre-approve all audit and permissible non-audit related services provided to us by the independent registered public accounting firm;

•
oversee our accounting and financial reporting processes and review with management and the independent registered public accounting firm our interim and year-end operating results and the associated quarterly reviews and annual audit results;

•	oversee our internal audit function, including internal audit staffing, the annual internal audit plan and audit procedures and reports issued;

•	review the integrity, adequacy and effectiveness of our accounting and financial reporting processes, systems of internal control, and disclosure controls and procedures;

•	oversee the effectiveness of our program for compliance with laws and regulations;

•	review and monitor our compliance and enterprise risk management programs;

•
establish and oversee procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential submission by employees of concerns regarding questionable accounting or audit matters; and

•	review and approve transactions with related parties.

Leadership Development and Compensation Committee

Our Compensation Committee is comprised of Mr. Miller, who is the Chair of the Compensation Committee, Ms. Bostrom and Mr. Chadwick. Mr. Barber served on the Compensation Committee during a portion of 2016, until his resignation from our Board of Directors on October 24, 2016. The composition of our Compensation Committee meets the requirements for independence under current NYSE and SEC rules and regulations. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to the compensation of our executive officers. The primary responsibilities of the Compensation Committee are, among other things, to:

•	review and approve, or recommend to the Board for approval, the compensation of our executive officers, including our Chief Executive Officer;

•	review and approve, or recommend to the Board for approval, the terms of any material agreements with our executive officers;

•	administer our cash-based and equity-based compensation plans;

•	administer our 401(k) plan;

•	recommend to the Board, for determination by the Board, the form and amount of cash-based and equity-based compensation to be paid or awarded to our non-employee directors;

•
consider the results of the most recent stockholder vote on executive compensation and, if appropriate, make recommendations to the Board to adjust our compensation practices for our executive officers; and

•	review with management our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures.

At least annually, our Compensation Committee reviews and approves our executive compensation strategy and principles to confirm that they are aligned with our business strategy and objectives, as well as stockholder interests. The Compensation Committee has the sole authority, subject to any approval by the Board that the Compensation Committee or legal counsel determines to be desirable or is required by applicable law or the rules of the NYSE, to make decisions regarding all aspects of executive compensation packages for executive officers and also makes recommendations to our Board of Directors regarding the compensation of non-employee directors. Under its charter, our Compensation Committee has the authority to retain outside counsel or other advisors. Pursuant to that authority, the Compensation Committee engaged an independent compensation consultant, Compensia, Inc. (“Compensia”), to evaluate our executive compensation levels and practices and to provide advice and ongoing recommendations on executive compensation matters for the year ended December 31, 2016. The Compensation Committee retains and does not delegate any of its power to determine all matters of executive compensation and benefits for our executive officers, although the Chief Executive Officer and the Human Resources department present compensation and benefit proposals to the Compensation Committee. Compensia representatives meet informally with the Chair of our Compensation Committee and formally with our Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present. Compensia works directly with our Compensation Committee (and not on behalf of management) to assist our Compensation Committee in satisfying its responsibilities and will undertake no projects for management without our Compensation Committee's approval.

With the assistance of Compensia, our Compensation Committee generally reviews executive officer compensation, including base salary levels, and the target levels for variable cash and any equity incentive awards, following the end of each year and at the recommendation of our Chief Executive Officer. In connection with this review, our Compensation Committee considers any input that it may receive from our Chief Executive Officer (with respect to executive officers other than himself) to evaluate the performance of each executive officer and sets each executive officer's total target cash compensation for the current year. Our Chief Executive Officer does not participate in the deliberations regarding the setting of his own compensation by our Compensation Committee other than those establishing, in consultation with our Compensation Committee, our performance objectives for all executive officer participants under our performance-based bonus plans.

Nominating and Governance Committee

Our Nominating and Governance Committee is comprised of Ms. Bostrom, who is the Chair of the Nominating and Governance Committee, Mr. Chamberlain and Ms. Sands. Mr. Strauss served on the Nominating and Governance Committee during 2016 but resigned from the committee on March 29, 2017. The composition of our Nominating and Governance Committee meets the requirements for independence under the current NYSE and SEC rules and regulations. The primary responsibilities of our Nominating and Governance Committee are, among other things, to:

•	develop and recommend policies regarding the director nomination processes;

•	determine the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board;

•	identify and recruit qualified candidates for Board membership to fill new or vacant positions on the Board, consistent with criteria approved by the Board;

•	consider nominations properly submitted by our stockholders in accordance with procedures set forth in our Bylaws or determined by the Nominating and Governance Committee from time to time;

•	recommend to the Board for selection all nominees to become members of the Board by appointment or to be proposed by the Board for election by our stockholders;

•
together with the Audit Committee, develop and recommend to the Board the Code of Business Conduct and Ethics for Directors and the Code of Conduct and Ethics for employees and consider waivers of such codes for executive officers and directors;

•
review, assess and consider evolving corporate governance best practices and develop and maintain a set of corporate governance guidelines that may be recommended to the Board for approval or modification, as appropriate;

•	consider and make recommendations to the Board regarding the Board's leadership structure; and

•
oversee the evaluation of the Board on an annual basis and, if appropriate, make recommendations to the Board for improvements in the Board's operations, committee member qualifications, committee member appointment and removal, and committee structure and operations.

Compensation Risk Assessment

Our Compensation Committee has reviewed compensation-related risks and does not believe that our compensation programs encourage excessive or inappropriate risk-taking or create risks that are reasonably likely to have a material adverse effect on us for the following reasons:

•
The fixed (or base salary) component of our compensation program is designed to provide income independent of our stock price performance so that our employees will not focus exclusively on short-term stock price performance to the detriment of other important business metrics and the creation of long-term stockholder value. The variable (cash bonus and equity)

components of compensation are designed to reward both short-term and long-term Company performance, which we believe discourages employees from taking actions that focus only on our short-term success. We feel that the variable elements of our compensation program are a sufficient percentage of overall compensation to motivate our executives and other employees to pursue superior short-term and long-term corporate results, while the fixed element is also sufficient to discourage the taking of unnecessary or excessive risks in pursuing such results.

•
We have strict internal controls over the measurement and calculation of revenues, operating income and other performance metrics. These controls are designed to minimize the risk of manipulation by any employee, including our executive officers. In addition, all of our employees are required to comply with our Code of Conduct and Ethics, which covers among other things, accuracy in keeping our records.

•
The Compensation Committee approves the annual employee and new hire equity guidelines that control the standard equity grants, which are then granted by the Plan Grant Administrator, who has been delegated authority to grant equity awards. Any equity grants outside of equity guidelines or to any vice president granted by the Plan Administrator must be reported either to our Board of Directors or to the Compensation Committee either in advance or subsequent to the grant. Any equity grants to executive officers reporting to the Chief Executive Officer of the Company require approval by the Compensation Committee.

•	We maintain stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors to support these individuals acting as owners of the Company.

•
Our insider trading policy prohibits our executive officers, the non-employee members of our Board of Directors and our employees from purchasing our securities on margin, borrowing against any account in which our securities are held, or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

•
We maintain a compensation recovery (“clawback”) policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

Compensation Committee Interlocks and Insider Participation

During 2016, the members of our Compensation Committee were Ms. Bostrom and Messrs. Barber, Miller and Chadwick. Mr. Chadwick was appointed to the Compensation Committee in October 2016. Mr. Barber served on the Compensation Committee during a portion of 2016, until he resigned from our Board of Directors on October 24, 2016. None of the members of our Compensation Committee in 2016 were at any time during 2016 or at any other time an officer or employee of the Company or any of its subsidiaries, and none had or have any relationships with the Company that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2016.

Board and Committee Meetings and Attendance

Our Board of Directors is responsible for the oversight of management and the strategy of the Company and for establishing corporate policies. Our Board of Directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our Board of Directors. Our Board of Directors held six meetings during 2016 and also acted by unanimous written consent, the Audit Committee held eight meetings, the Compensation Committee held four meetings and also acted by unanimous written consent, and the Nominating and Governance Committee held five meetings. During 2016, each member of our Board of Directors participated in at least 75% of the aggregate of all meetings of our Board of Directors, and meetings of committees on which such member served, that were held during the period in which such director served during 2016.

Board Attendance at Annual Stockholders' Meeting

It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders in person or by telephone or video conference call.  Each of our then-serving directors attended the 2016 annual meeting of stockholders.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our Lead Independent Director, currently Mr. Giancarlo, is the presiding director at these meetings.

Code of Business Conduct and Ethics

We have adopted codes of business conduct and ethics that apply to all of our Board members, executive officers and employees. Our Code of Conduct and Ethics for employees is posted in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.”

We have further adopted a Code of Business Conduct and Ethics for directors, which is posted in the Investor Relations section of our website under “Governance Documents,” which can be found at http://investors.servicenow.com, under the link to “Corporate Governance.”

Any amendments or waivers of our Code of Business Conduct and Ethics for directors or our Code of Conduct and Ethics for employees pertaining to a member of our Board of Directors or one of our executive officers will be disclosed on our website at the above-referenced address.

Communication with our Board of Directors

Any interested party wishing to communicate with our Board of Directors may write to the Board at Board of Directors, c/o ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054 or send an email to ir@servicenow.com. Our Corporate Secretary will forward these letters and emails directly to the Board of Directors. Interested parties may indicate in their letters and email messages if their communication is intended to be provided to certain director(s) only. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our Board of Directors are selected by our Board of Directors based on the recommendation of the Nominating and Governance Committee in accordance with the committee's charter, our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines, and the criteria adopted by our Board of Directors regarding director candidate qualifications. In recommending candidates for nomination, the Nominating and Governance Committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates, as appropriate, and, in addition, the Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees and/or conducting background checks.

Policy Regarding Stockholder Nominations. The Nominating and Governance Committee considers stockholder recommendations for director candidates. The Nominating and Governance Committee has established the following procedure for stockholders to submit director nominee recommendations:

•	Our Bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board of Directors.

•
If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to our Corporate Secretary at our principal executive offices, not fewer than 75 or more than 105 days prior to the first anniversary of the previous year's annual meeting.

•
Recommendations for a director candidate must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected.

•
The Nominating and Governance Committee considers nominees based on our need to fill vacancies or to expand the Board of Directors, and also considers our need to fill particular roles on the Board of Directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The Nominating and Governance Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills discussed above.

Director Qualifications

The goal of the Nominating and Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Nominating and Governance Committee seeks nominees on the basis of, among other things, independence, integrity, leadership and operating experience, financial expertise, corporate governance expertise, talent management expertise, ethnic, gender, age and other diversity criteria, global experience, enterprise experience, knowledge about our business or industry and willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition, other areas that are expected to contribute to the Board's overall effectiveness and the needs of the Board and its committees. Although the Nominating and Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. In addition, while the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Nominating and Governance Committee values members who represent diverse viewpoints. The Nominating and Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Nominating and Governance Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Nominating and Governance Committee submits its chosen nominees to the Board of Directors for approval. The brief biographical description of each director set forth above in the section titled “Our Board of Directors” includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our Board of Directors at this time.

DIRECTOR COMPENSATION

2016 Compensation. The following table provides information for the year ended December 31, 2016, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for all or a portion of 2016. The table excludes Messrs. Luddy and Slootman who were executive officers of the Company and did not receive separate compensation as directors and further excludes Mr. Donahoe who did not serve as a director during 2016.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	RSU Awards ($)(1)	Total ($)
Paul V. Barber(2)	38,315	—	324,955	363,270
Susan L. Bostrom	52,000	—	324,955	376,955
Jonathan C. Chadwick(3)	10,533	—	216,585	227,118
Paul E. Chamberlain(4)	9,239	—	216,585	225,824
Ronald E.F. Codd	65,000	—	324,955	389,955
Charles H. Giancarlo(5)	43,696	—	324,955	368,651
Jeffrey A. Miller	61,456	—	324,955	386,411
Anita M. Sands	55,000	—	324,955	379,955
William L. Strauss(6)	58,179	—	324,955	383,134
___________________

(1)
Amounts listed under “RSU Awards” in the foregoing table represent the aggregate fair value computed as of the grant date of each restricted stock unit (“RSU”) award during 2016 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of RSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Mr. Barber resigned from our Board of Directors effective October 24, 2016. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on our Board of Directors and Compensation Committee.

(3)
Mr. Chadwick was appointed to the Audit Committee and the Compensation Committee on October 25, 2016. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on the Board of Directors, Audit Committee and Compensation Committee.

(4)
Mr. Chamberlain was appointed to the Audit Committee effective October 25, 2016. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on the Board of Directors and Audit Committee.

(5)
Mr. Giancarlo was appointed as Lead Independent Director effective October 25, 2016. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service as Lead Independent Director.

(6)
Mr. Strauss resigned from the Audit Committee effective October 25, 2016. The amount reported under the “Fees Earned or Paid in Cash” column reflects a pro-rated portion of his annual retainer for service on the Audit Committee.

Our non-employee directors held option and RSU awards to acquire the following number of shares as of December 31, 2016:

	Number of Shares Underlying Outstanding Awards
Name	Option Awards	RSU Awards
Paul V. Barber	—	—
Susan L. Bostrom	12,310	6,326
Jonathan C. Chadwick	—	2,601
Paul E. Chamberlain	—	2,601
Ronald E.F. Codd	166,536	4,218
Charles H. Giancarlo	25,683	4,218
Jeffrey A. Miller	61,536	4,218
Anita M. Sands	17,884	6,326
William L. Strauss	106,536	4,218

In January 2016, after reviewing competitive market data and upon the recommendation of our Compensation Committee, our Board of Directors approved the following annual retainer fees for our non-employee directors:

•	$40,000 annual cash retainer for services on our Board of Directors;

•	$25,000 for the chair of our Audit Committee and $10,000 for each of its other members;

•	$20,000 for the chair of our Compensation Committee and $7,000 for each of its other members; and

•	$10,000 for the chair of our Nominating and Governance Committee and $5,000 for each of its other members.

In October 2016, our Board of Directors approved an annual cash retainer fee of $20,000 for service as our Lead Independent Director. The Board of Directors also amended its non-employee director compensation policy to clarify that no non-employee director who is a former employee of the Company will receive cash compensation if that former employee director is still vesting in equity awards granted to him or her for prior service as a Company employee.

Equity Awards. In January 2016, after reviewing competitive market data, our Board of Directors approved changes to the equity compensation policy for our non-employee directors. Under the revised policy, a newly-elected or appointed non-employee director will be granted an RSU award with an aggregate value of $325,000 based on the fair market value of our common stock on the date of grant. Such initial RSU award will vest in full on the date of our next annual meeting, so long as such director continues to provide services to us through such date. In the event that a newly-appointed or elected non-employee director joins our Board of Directors other than at an annual meeting, such new director's initial RSU award will be prorated based on the number of full months served from the initial appointment or election until our next annual meeting. In addition, each year on the date of our annual meeting, each continuing non-employee director will be granted an RSU award with an aggregate value of $325,000 based on the fair market value of our common stock on the date of grant. Each such annual RSU award will vest in full on the earlier of the first anniversary of the grant date or the date immediately preceding the subsequent annual meeting, so long as such director continues to provide services to us through such date. On October 25, 2016, our Board of Directors amended the non-employee director compensation policy to clarify that no non-employee director who is a former employee of the Company shall receive an initial RSU award or an annual RSU award if that former employee director is still vesting in equity awards granted to him or her for prior service as a Company employee. Accordingly, Messrs. Luddy and Slootman will not be granted an RSU award in connection with their service as a non-employee director in 2017, but they will continue to vest in existing awards pursuant to the terms of such awards.

All equity awards to non-employee directors accelerate and vest in full in the event of a change in control of the Company.

In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards; however, no such discretionary equity awards were granted in fiscal 2016.

Members of our Board of Directors are subject to our policy regarding minimum stock ownership requirements. Non-employee members of our Board of Directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. The non-employee members of our Board of Directors are required to meet these guidelines within five years of becoming subject to them.

Other Compensation. Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their reasonable travel expenses incurred in attending Board and committee meetings, certain Company events and approved continuing education programs.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Introduction

Our Board of Directors currently consists of 11 members, and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. The term of office of directors in Class II will expire at the Annual Meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders held in 2018 and 2019, respectively.

At the recommendation of our Nominating and Governance Committee, our Board of Directors proposes that each of the three Class II nominees named below be elected as a Class II director for a three-year term expiring at the 2020 annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal:

John J. Donahoe
Charles H. Giancarlo
Anita M. Sands

Each person nominated has consented to being named in this proxy statement and has agreed to serve as a director, if elected, and our Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve as a director. In the event, however, that any nominee is unable or declines to serve as a director, the proxies will be voted for any nominee who is designated by our Board to fill the vacancy and following appropriate disclosure of the identity of that individual. There are no family relationships among any of our directors or executive officers.

Information Regarding the Director Nominees

Information regarding the qualifications and experience of each of the nominees may be found in the section of this proxy statement titled “Our Board of Directors.”

Vote Required

In an uncontested election of directors, each director nominee will be elected to our Board of Directors if the votes cast “FOR” the nominee's election exceed the votes cast “AGAINST” such nominee's election. Under our Corporate Governance Guidelines, each director is required to submit, promptly following such director's election or re-election to the Board, an irrevocable, conditional resignation that will be effective only upon both (1) the failure to receive the required vote at the next stockholders’ meeting at which the director faces re-election; and (2) our Board of Director's acceptance of such resignation. If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act to determine whether to accept the director’s irrevocable, conditional resignation and will submit its recommendation to our Board of Directors for consideration. Broker non-votes and abstentions will have no effect on the outcome of the vote.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH
OF THE THREE NOMINATED DIRECTORS.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

General

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are providing stockholders an opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement. While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of this vote.

Frequency of Stockholder Advisory Votes on Executive Compensation

At our 2014 annual meeting of stockholders, we asked our stockholders to express a preference for the frequency of an advisory vote on the compensation of our named executive officers (a “Say-on-Pay” vote). The proposal with respect to the frequency of our Say-on-Pay votes is commonly known as a “Say-When-on-Pay” vote. Our Board of Directors reviewed the results of the Say-When-on-Pay vote conducted in 2014 and an annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our Board of Directors determined that we will hold a Say-on-Pay vote on an annual basis.

In considering their Say-on-Pay vote, stockholders are urged to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis section of this proxy statement, as well as the discussion regarding the Compensation Committee in the section of this proxy statement titled “Corporate Governance Matters.”

Our goal for our executive compensation program is to attract, motivate, and retain our executive officers who are critical to our success. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe our executive compensation program has been instrumental in helping us achieve our strong financial performance.

Key Executive Compensation Policies and Practices

Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of cash compensation and all of the performance-based restricted stock units (the “PRSUs”) are “at risk” based on corporate performance (see “Corporate Governance Matters — Compensation Risk Assessment” above);

•
Equity-Based Compensation. A significant portion of the total compensation we pay to our executive officers is in the form of equity-based compensation, which we feel aligns the interests of our executive officers and stockholders;

•	Performance-Based Incentives. We use performance-based short-term cash incentives and performance-based long-term equity incentives in the form of PRSUs;

•
Employment Agreements. We enter into employment agreements with our executive officers providing reasonable severance and change in control benefits (see “Executive Compensation Tables — Employment Arrangements” and “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below);

•	No 280G Tax Gross-Ups. We do not provide 280G tax gross-ups to our executive officers;

•	Stock Ownership Policy. We maintain stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors;

•
Compensation Recovery Policy. We maintain a clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct, any incentive compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements; and

•	Multi-Year Vesting Requirements. The PRSUs granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

Advisory Vote and Board of Directors' Recommendation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board of Directors requests the stockholders vote on an advisory basis to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this proxy statement, is hereby approved.

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions regarding named executive officers. The Compensation Committee and the Board of Directors value the opinions of our stockholders. Unless the Board of Directors modifies its determination on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at our 2018 annual meeting of stockholders.

Vote Required and Board of Directors' Recommendation

The approval of this non-binding proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting that are voted “FOR” or “AGAINST” this proposal. Abstentions will have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2017. PricewaterhouseCoopers LLP also served as our principal independent registered public accounting firm for our fiscal year ended December 31, 2016.

At the Annual Meeting, stockholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by our Bylaws or other applicable legal requirements. However, our Audit Committee has decided to submit its selection of our principal independent registered public accounting firm to our stockholders for ratification as a matter of good corporate governance. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, our Audit Committee will review its future selection of PricewaterhouseCoopers LLP as our principal independent registered public accounting firm. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2017 if our Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, in which case they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for the Company's audit.

In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during the years ended December 31, 2016 and 2015. Our Audit Committee has determined that PricewaterhouseCoopers LLP's provisioning of these services, which are described below, does not impair PricewaterhouseCoopers LLP's independence from the Company. The aggregate fees billed for the years ended December 31, 2016 and 2015 for each of the following categories of services are as follows (in thousands):

	Year Ended December 31,
	2016	2015
Audit fees (1)	$2,886	$2,288
Audit related fees (2)	14	21
Tax fees (3)	188	138
All other fees	2	2
Total fees	$3,090	$2,449
___________________

(1)
“Audit fees” include fees for professional services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements and audit fees related to accounting matters that were addressed during the annual audit and quarterly review. This category also includes fees for services that were incurred in connection with statutory and regulatory filings or engagements.

(2)
“Audit related fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	“Tax fees” consists of fees billed for tax compliance and transfer pricing services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were pre-approved by our Audit Committee.

Vote Required and Board of Directors' Recommendation

The approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting that are voted “FOR” or “AGAINST” this proposal. Abstentions will have no effect on the outcome of the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2017, by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

Percentage ownership of our common stock is based on 169,721,359 shares of our common stock outstanding on March 31, 2017. Under the rules of the SEC, beneficial ownership represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons in the table have sole voting and investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. In accordance with SEC rules, we have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2017, or subject to RSU or PRSU awards that will vest and settle within 60 days of March 31, 2017, to be outstanding and to be beneficially owned by the person holding the option or RSU or PRSU award for purposes of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each of the individuals and entities named below is c/o ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% or Greater Stockholders:
T. Rowe Price Associates, Inc. (1)	24,102,875	14.2%
Vanguard Group, Inc. (2)	12,250,195	7.2%
Wellington Management Group, LLP (3)	13,041,953	7.7%

Directors and Named Executive Officers:
John J. Donahoe	—	—
Michael P. Scarpelli (4)	254,458	*
Chirantan “CJ” Desai	—	—
David L. Schneider (5)	71,252	*
Frank Slootman (6)	2,002,357	1.2%
Frederic B. Luddy (7)	2,789,517	1.6%
Daniel R. McGee (8)	49,836	*
Susan L. Bostrom (9)	15,603	*
Jonathan C. Chadwick	—	—
Paul E. Chamberlain	—	—
Ronald E.F. Codd (10)	188,772	*
Charles H. Giancarlo (11)	37,523	*
Jeffrey A. Miller (12)	146,597	*
Anita M. Sands (13)	21,975	*
William L. Strauss (14)	86,597	*

All current executive officers and directors as a group (14 persons) (15)	5,614,651	3.3%
___________________
* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1)
Consists of shares of common stock beneficially owned as of December 31, 2016 according to a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. (“Price Associates”) on February 7, 2017. The Schedule 13G/A reports that Price Associates has sole voting power with respect to 7,876,455 shares of common stock and sole dispositive power with respect to all 24,102,875 shares of common stock. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(2)
Consists of shares of common stock beneficially owned as of December 31, 2016 according the Schedule 13G/A filed with the SEC by the Vanguard Group, Inc. (the “Vanguard Group”) on February 13, 2017. The Vanguard Group has beneficial ownership of 12,250,195 shares of common stock. The Vanguard Group reported (1) sole dispositive power with respect to 12,086,183 shares of common stock, (2) shared dispositive power with respect to 164,012 shares of common stock, (3) sole voting power with respect to 131,726 shares of common stock, and (4) shared voting power with respect to 33,836 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 86,076 shares of common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 123,586 shares of common stock as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Consists of shares of common stock beneficially owned as of December 31, 2016 according to a Schedule 13G/A filed with the SEC by Wellington Management Group LLP (“Wellington”) on February 9, 2017. Wellington has beneficial ownership of 13,041,953 shares of common stock. Wellington reported (1) shared voting power with respect to 8,977,074 shares of common stock and (2) shared dispositive power with respect to 13,041,953 shares of common stock. The Schedule 13G/A identifies Wellington Management Group LLP as a parent holding company and identifies the other relevant affiliated entities that share beneficial ownership of our common stock as: Wellington Group Holdings LLP; Wellington Investment Advisors Holdings LLP; and Wellington Management Company LLP. The address for Wellington is 280 Congress Street, Boston, MA 02210.

(4)
Consists of (i) 75,000 shares of common stock subject to stock options held by Mr. Scarpelli that are exercisable within 60 days of March 31, 2017, (ii) 18,088 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2017, and (iii) 161,370 shares of common stock held by Mr. Scarpelli.

(5)
Consists of (i) 15,500 shares of common stock subject to stock options held by Mr. Schneider that are exercisable within 60 days of March 31, 2017, (ii) 24,338 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2017, (iii) 190 shares of common stock held by Schneider 2001 Living Trust, of which Mr. Schneider is a Trustee, and (iv) 31,224 shares of common stock held by Mr. Schneider.

(6)
Consists of (i) 1,781,996 shares of common stock subject to stock options held by Mr. Slootman that are exercisable within 60 days of March 31, 2017, (ii) 26,971 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2017, and (iii) 193,390 shares of common stock held by Mr. Slootman.

(7)
Consists of (i) 450,000 shares of common stock held by the Luddy Family Dynasty Trust LLC, of which Mr. Luddy may be deemed to have voting and investment power, (ii) 2,066,175 shares of common stock held by the Frederic B. Luddy Family Trust, of which Mr. Luddy is a trustee, (iii) 240,000 shares of common stock subject to stock options held by Mr. Luddy that are exercisable within 60 days of March 31, 2017, (iv) 10,110 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2017, (v) 8,000 shares of common stock held by Mr. Luddy's spouse, (vi) 9,000 shares of common stock held by The Genta A. Luddy Revocable Trust Number One, of which Mr. Luddy's spouse is a trustee, and (vii) 6,232 shares of common stock held by Mr. Luddy.

(8)	Consists of (i) 24,338 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2017, and (ii) 25,498 shares of common stock held by Mr. McGee.

(9)
Consists of (i) 11,566 shares of common stock subject to stock options held by Ms. Bostrom that are exercisable within 60 days of March 31, 2017, and (ii) 4,037 shares of common stock held by Ms. Bostrom.

(10)
Consists of (i) 475 shares of common stock held by the Codd Revocable Trust, of which Mr. Codd is grantor, trustee and beneficiary, (ii) 166,536 shares of common stock subject to stock options held by Mr. Codd that are exercisable within 60 days of March 31, 2017, and (iii) 21,761 shares of common stock held by Mr. Codd.

(11)
Consists of (i) 25,683 shares of common stock subject to stock options held by Mr. Giancarlo that are exercisable within 60 days of March 31, 2017, and (ii) 11,840 shares of common stock held by Mr. Giancarlo.

(12)
Consists of (i) 61,536 shares of common stock subject to the stock options held by Mr. Miller that are exercisable within 60 days of March 31, 2017, (ii) 80,000 shares of common stock held by the Miller Living Trust, dated July 7, 1985, of which Mr. Miller is co-trustee, and (iii) 5,061 shares of common stock held by Mr. Miller.

(13)	Consists of (i) 17,140 shares of common stock subject to stock options held by Ms. Sands that are exercisable within 60 days of March 31, 2017, and (ii) 4,835 shares of common stock held by Ms. Sands.

(14)
Consists of (i) 81,536 shares of common stock subject to stock options held by Mr. Strauss that are exercisable within 60 days of March 31, 2017, and (ii) 5,061 shares of common stock held by Mr. Strauss.

(15)
Consists of (i) 3,058,651 shares of common stock, (ii) 2,476,493 shares of common stock subject to stock options that are exercisable within 60 days of March 31, 2017, and (iii) 79,507 shares of common stock subject to RSUs that will vest and settle within 60 days of March 31, 2017. Does not reflect shares beneficially owned by Mr. McGee as he was not an executive officer of the Company as of March 31, 2017.

MANAGEMENT

The names of our executive officers, their ages as of April 15, 2017, and their positions are shown below.

Name	Age	Position
John J. Donahoe	56	Director, President and Chief Executive Officer
Michael P. Scarpelli	50	Chief Financial Officer
Chirantan “CJ” Desai	46	Chief Product Officer
David L. Schneider	49	Chief Revenue Officer

Our Board of Directors appoints our executive officers, who then serve at the discretion of the Board of Directors. There is no family relationship between any of the directors or executive officers and any other director or executive officer of ServiceNow.

For information regarding Mr. Donahoe, please refer to “Our Board of Directors” above.

Michael P. Scarpelli has served as our Chief Financial Officer since August 2011. From July 2009 to August 2011, Mr. Scarpelli served as Senior Vice President of Finance & Business Operations of the Backup Recovery Systems Division at EMC. From September 2006 to July 2009, Mr. Scarpelli served as Chief Financial Officer of Data Domain. Prior to joining Data Domain, Mr. Scarpelli served as Executive Vice President and Chief Financial Officer for Lexar Media, Inc., a flash memory manufacturer, from January 2006 until Lexar was acquired by Micron Technology, Inc. in August 2006. From January 2002 to December 2005, Mr. Scarpelli held senior positions at HPL Technologies, Inc., a provider of yield management software and test chip solutions, most recently as Senior Vice President and Chief Financial Officer. Mr. Scarpelli began his career at PricewaterhouseCoopers LLP from May 1989 to December 2001. Mr. Scarpelli holds a B.A. degree in Economics from the University of Western Ontario.

Chirantan “CJ” Desai has served as our Chief Product Officer since December 2016. From September 2013 to December 2016, Mr. Desai held several positions at EMC. Most recently, he served as the President of the Emerging Technologies Division from September 2014 to December 2016, where he oversaw product management, engineering, product marketing, research and development, the launch of new product lines, and the growth of new businesses that help customers accelerate their journey to cloud computing. Prior to joining EMC, Mr. Desai held several leadership roles at Symantec Corporation from November 2004 to September 2013. Most recently, he served as Executive Vice President of Information Management from January 2013 to September 2013, where he led the strategy, development, technical support and delivery of Symantec’s backup and recovery, storage and availability, archiving and eDiscovery products. He also served as Senior Vice President and General Manager of Symantec’s Endpoint and Mobility Group from May 2011 to May 2012, where he headed engineering, product management and all related product operations for Symantec’s Endpoint Protection, Protection Suites, Mail and Web Security, Virtualization Security, and Mobility solutions. Prior to Symantec, he held product development roles at Pivotal Corporation and Oracle Corporation. Mr. Desai currently serves as a member of the board of directors of Zebra Technologies Corp., an enterprise asset intelligence company. Mr. Desai holds a master’s degree in Computer Science and a master’s degree in Business Administration from the University of Illinois at Urbana-Champaign.

David L. Schneider has served as our Chief Revenue Officer since June 2014. From June 2011 to May 2014, he served as our Senior Vice President of Worldwide Sales and Services. From July 2009 to March 2011, Mr. Schneider served as Senior Vice President of Worldwide Sales of the Backup Recovery Systems Division of EMC. From January 2004 to July 2009, Mr. Schneider held senior positions at Data Domain, most recently Senior Vice President of Worldwide Sales. Prior to joining Data Domain, Mr. Schneider served as Vice President of Alliances, Channel and OEM Sales for Borland Software from January 2003 to December 2003. From May 2002 to January 2003, Mr. Schneider served as Vice President of Western United States Sales for TogetherSoft Corporation (later acquired by Borland Software). From January 1999 to May 2002, Mr. Schneider was Western Regional Manager at Iona Technologies, Inc., an infrastructure software company. Mr. Schneider holds a B.A. degree in Political Science from the University of California, Irvine.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. In addition, we explain how and why the Compensation Committee arrived at specific compensation policies and decisions involving our executive officers during the year ended December 31, 2016. During 2016, these individuals were:

▪	Frank Slootman, our former President and Chief Executive Officer (our “CEO”) and the current Chairman of our Board of Directors;

▪	Michael P. Scarpelli, our Chief Financial Officer (our “CFO”);

▪	Chirantan “CJ” Desai, our Chief Product Officer;

▪	David L. Schneider, our Chief Revenue Officer;

▪	Frederic B. Luddy, our former Chief Product Officer; and

▪	Daniel R. McGee, our former Chief Operating Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as the “Named Executive Officers.”

Management Changes

Mr. Luddy retired as our Chief Product Officer on October 5, 2016, but continues to serve on our Board of Directors. On December 9, 2016, our Board of Directors appointed Mr. Desai as our Chief Product Officer, effective as of December 12, 2016.

On December 12, 2016, Mr. McGee resigned as our Chief Operating Officer, but continues to provide transition services to us.

Effective as of April 3, 2017, Mr. Slootman resigned as our President and Chief Executive Officer and John J. Donahoe was appointed as our President and Chief Executive Officer and as a member of our Board of Directors. Mr. Slootman continues to serve as Chairman of our Board of Directors.

Executive Summary

ServiceNow is a leading provider of enterprise cloud computing solutions that define, structure, manage and automate services for global enterprises. Our mission is to help our customers improve service levels and reduce costs while scaling and automating their businesses.

We offer a comprehensive set of cloud-based services that automate workflow within and between departments in an enterprise. Historically, our focus was on solving challenges found in enterprise information technology (IT) departments, and we pioneered the use of the cloud to deliver IT service management applications. We now provide workflow solutions that go beyond the scope of the IT department and have extended our focus to service management for customer support, human resources, security operations and other enterprise departments where a patchwork of semi-automated and manual processes had been used in the past. Using our cloud services, users can easily request business services from these departments, service levels from these departments improve and overall the business runs more efficiently.

All of our cloud services are built on our proprietary platform which features one code base and one data model. The platform also enables users to easily create, by themselves or with our partners, their own service-oriented business applications across the enterprise. We typically deliver our software via the Internet as a service, through an easy-to-use, consumer product-like interface, which means it can be easily configured and rapidly deployed. In a minority of cases, we deploy our service on-premise at a customer data center to support regulatory or security requirements.

We market our services to enterprises in a wide variety of industries, including financial services, consumer products, IT services, health care, government, education and technology. We sell our subscription services primarily through direct sales and, to a lesser extent, through indirect channel sales. We also provide a portfolio of comprehensive professional services to customers through our professional services experts and a network of partners.

Highlights of 2016 Corporate Results

2016 was another year in which we experienced consistently high year-over-year growth rates. Specifically, during 2016 we:

▪	recorded revenues of $1,390.5 million, an increase of 38% compared to the prior year;

▪	recorded subscription revenues of $1,221.6 million, an increase of 44% compared to the prior year;

▪	recorded subscription billings* of $1,510.7 million, an increase of 46% compared to the prior year; and

▪	generated net cash provided by operating activities of $159.9 million, representing 12% of total revenues.
___________________

* Subscription billings is a non-GAAP financial measure. A reconciliation between subscription billings and subscription revenues is set forth on Appendix A to this proxy statement.

Highlights of 2016 Executive Compensation Actions

In line with our performance and compensation objectives, the Compensation Committee approved the following compensation actions relating to the Named Executive Officers for 2016:

▪	Base Salary — Increased the base salaries of the Named Executive Officers (other than Messrs. Luddy and Slootman) in amounts ranging from 1.7% to 8.5%.

▪
Cash Bonuses — Made quarterly cash bonus payments to the Named Executive Officers (other than Messrs. Desai and Luddy) for each of the four quarters of 2016, which, in the aggregate, represented approximately 122.6% of their target bonuses for the full year, including an aggregate cash bonus payment in the amount of $551,564 to Mr. Slootman, $306,424 to Mr. Scarpelli, $367,709 to Mr. Schneider and $306,424 to Mr. McGee. For the first three quarters of 2016, Mr. Luddy received an aggregate cash bonus payment in the amount of $297,743, and for the fourth quarter of 2016, Mr. Desai received a cash bonus payment in the amount of $24,457.

▪
Performance-Based Equity Awards — Granted performance-based restricted stock units (“PRSU”) awards to our Named Executive Officers. During 2016, the Compensation Committee did not grant time-based restricted stock unit (“RSU”) awards or options to purchase shares of our common stock to any of our Named Executive Officers in 2016, except for the time-based RSU awards as described in the next bullet.

▪
Retention Equity Awards — Granted time-based RSU awards to Messrs. Scarpelli, Schneider, and McGee with 3.75 year vesting schedules designed to achieve our retention objectives with respect to these individuals.

2016 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a continual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2016:

WHAT WE DO	WHAT WE DON'T DO
☑ Maintain Independent Compensation Committee.
The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns, as described in this proxy statement.

☒ No Retirement Plans Other than Standard 401(k) Offered to All Employees.
We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to our executive officers.

☑ Annual Executive Compensation Review.
The Compensation Committee annually reviews and approves our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

☒ Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers.
☑ Maintain Independent Compensation Advisor.
The Compensation Committee engaged its own compensation consultant to assist with its 2016 compensation review. This consultant performed no other consulting or other services for us and, based on our review, our Board of Directors and management have determined that the compensation consultant is independent and does not have other relationships with us that would impair its independence.

☒ No Section 280G Tax Gross-Ups.
We do not provide any tax gross-ups that may arise due to the application of Sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Code”) to our executive officers.

☑ Compensation At-Risk.
Our executive compensation program is designed so that a significant portion of cash compensation and all of the PRSU awards are “at risk” based on corporate performance (see “Corporate Governance Matters — Compensation Risk Assessment” above).

☒ Hedging and Pledging Prohibitions.
Our insider trading policy prohibits our employees (including our executive officers) and the members of our Board of Directors from purchasing our securities on margin, borrowing against any account in which our securities are held, or pledging our securities for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

☑ Equity Based Compensation.
A significant portion of the total compensation we pay to our executive officers, including the Named Executive Officers, is in the form of equity-based compensation, which we believe aligns the interests of our executive officers and stockholders.

☑ Performance-Based Incentives. We use performance-based short-term cash incentives and performance-based long-term equity incentives in the form of PRSU awards.
☑ Employment Agreements.
We enter into employment agreements with our executive officers providing reasonable severance and change in control benefits (see “Executive Compensation Tables — Employment Arrangements” and “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below).

☑ Health or Welfare Benefits.
Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees, except that we reimburse our executive officers for the costs of an annual physical examination and provide a gross up to cover the income taxes associated with this reimbursement.

☑ Stock Ownership Guidelines. We maintain stock ownership guidelines for executive officers and the non-employee members of our Board of Directors.
☑ Clawback Policy
We maintain a compensation recovery or clawback policy which provides that, in the event we are required to prepare an accounting restatement as a result of fraud or intentional misconduct, we may recover from those current and former executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and were involved in the fraud or misconduct any performance-based compensation erroneously paid or awarded in excess of what would have been paid pursuant to the restated financial statements.

☑ Multi-Year Vesting Requirements.
The PRSU and RSU awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives

Stockholder Advisory Vote on Named Executive Officer Compensation

At our 2016 annual meeting of stockholders, we conducted a non-binding stockholder advisory vote on the 2015 compensation of our 2015 named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2015 compensation of our 2015 named executive officers with approximately 98.8% of the votes cast in favor of the proposal. We believe that this result demonstrates that our stockholders are supportive of our executive compensation program.

As the Compensation Committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the strong support our stockholders have expressed for our approach to executive compensation. As a result, following our annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as any feedback received throughout the year, when making compensation decisions for our executive officers.

At our 2014 annual meeting of stockholders, we held a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote). Our stockholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered, our Board of Directors determined that we will hold annual Say-on-Pay votes until the next required Say-When-on-Pay vote, which will occur at our 2020 annual meeting of stockholders.

Following the Annual Meeting, the next Say-on-Pay vote will occur at our 2018 annual meeting of stockholders.

Compensation Philosophy and Objectives

We believe in providing a competitive total compensation package to our executive officers, including the Named Executive Officers, through a combination of base salary, performance-based cash bonuses, equity awards, and broad-based welfare and health benefit plans. Our executive compensation program is designed to achieve the following objectives:

▪	attract, motivate and retain executive officers of outstanding ability and potential;

▪	reward the achievement of key performance measures; and

▪	ensure that executive compensation is meaningfully related to the creation of stockholder value.

We believe that our executive compensation program should include short-term and long-term elements, including cash and equity compensation, and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to make sure that the compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size operating in the software services industry, taking into account our relative performance, our strategic objectives, and the performance of the individual executive.

Executive Compensation Design

The compensation arrangements for our executive officers, including the Named Executive Officers, consist of base salary and quarterly cash bonus opportunities, long-term incentive compensation opportunities in the form of equity awards, and certain employee welfare and health benefits. The key component of our executive compensation program continues to be equity compensation. Historically, we have emphasized the use of equity to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable value for our stockholders. We emphasize time-based RSU awards that may be settled in shares of our common stock and, beginning in 2014, PRSU awards that may only be earned upon the achievement of certain Company performance goals and that may be settled in shares of our common stock.

We believe that RSU awards and PRSU awards that may be settled in shares of our common stock offer our executive officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. Going forward, as we deem appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our executive officers additional types of equity incentives that further this objective.

We also offer cash compensation in the form of base salaries and quarterly cash bonus opportunities. Typically, we have structured our cash bonus opportunities to focus on the achievement of specific short-term financial objectives that will further our longer-term growth objectives.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the Compensation Committee reviews each element of executive compensation separately and also takes into consideration the value of each executive officer's target total direct compensation opportunity (the sum of base salary, cash bonus opportunity, and equity awards) as a whole, and its relative size in comparison to our other executive officers.

The Compensation Committee reviews our compensation philosophy, as well as our executive compensation program, at least annually. As part of this review process, the Compensation Committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure our executive compensation program remains competitive. Additionally, the Compensation Committee considers whether we are meeting our retention objectives and the potential cost of replacing key executive officers.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, is responsible for reviewing and approving the compensation of our executive officers, including the Named Executive Officers, subject to any approval of the Board that the Compensation Committee or legal counsel determines to be desirable or is required by applicable law or the rules of the NYSE. Specifically, the Compensation Committee oversees our compensation and benefit plans and policies, administers our equity compensation plans, and reviews and approves, both annually and quarterly, the compensation of our executive officers.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is posted on the investor relations section of our website located at http://investors.servicenow.com.

Role of our Chief Executive Officer

Each year, our CEO evaluates the performance of our executive officers, including the Named Executive Officers (other than himself), and makes recommendations to the Compensation Committee with respect to base salary adjustments, target quarterly cash bonus opportunities, actual bonus payments, and equity awards for each executive officer. While the Compensation Committee takes these recommendations into consideration in its deliberations, it exercises its own independent judgment in approving the executive compensation of our executive officers.

Role of Compensation Consultant

For 2016, the Compensation Committee again retained Compensia, a national compensation consulting firm, to assist it in developing and overseeing our executive compensation program. Pursuant to this engagement, Compensia performed the following projects for the Compensation Committee:

▪	Assisted in the review and updating of the compensation peer group;

▪	Provided compensation data and analysis for similarly-situated executive officers at our compensation peer group companies; and

▪	Updated the Compensation Committee on emerging trends and best practices in the area of executive compensation.

Compensia does not provide any other services to us. Compensia maintains a policy that is specifically designed to prevent any conflicts of interest. In addition, the Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

In connection with its engagement, from time to time the Compensation Committee directs Compensia to assist it in the review and revision of the compensation peer group. Compensia provides the Compensation Committee with a recommended list of peer companies for its consideration at least annually. As described below, for 2016 this recommended list consisted of technology companies with a cloud-based business model that Compensia and the Compensation Committee determined compete with us for talent, that are located in the same geographical area, and that have similar revenues, market capitalization, and number of employees. While the Compensation Committee takes account of compensation practices of the peer companies, the Compensation Committee uses this information as one of many factors in its deliberations on compensation matters and does not target its compensation levels to specific percentiles.

At the end of 2015 and beginning of 2016, Compensia, at the direction of the Compensation Committee, evaluated the then-existing compensation peer group. Following this evaluation, Compensia recommended to the Compensation Committee the following peer group consisting of 16 publicly-traded companies, which the Compensation Committee subsequently approved in January 2016. The companies comprising the updated compensation peer group are as follows (the “2016 Peer Group”):

Akamai Technologies	Palo Alto Networks
Arista Networks	Red Hat
athenahealth	Splunk
CoStar Group	SS&C Technologies
FireEye	Tableau Software
Fortinet	The Ultimate Software Group
LinkedIn	Twitter
NetSuite	Workday

The Compensation Committee removed CommVault, Concur Technologies, Guidewire Software, Qlik Technologies, SolarWinds, Veeva Systems from the 2016 Peer Group because they did not meet the targeted selection criteria for market capitalization and/or revenue ranges, except for Concur Technologies, which was removed because it was acquired. The Compensation Committee added Akamai Technologies, Red Hat, and Twitter to the 2016 Peer Group because these companies met the market capitalization, revenue and industry comparability criteria. This 2016 Peer Group was used by the Compensation Committee in connection with its compensation deliberations through the end of October 2016.

In October 2016, Compensia, at the direction of the Compensation Committee, evaluated the 2016 Peer Group. Following this evaluation, Compensia recommended to the Compensation Committee, and the Compensation Committee approved, the following peer group consisting of 16 publicly-traded companies (the “2017 Peer Group”):

Akamai Technologies	Palo Alto Networks
Arista Networks	Red Hat
athenahealth	Splunk
Citrix Systems	SS&C Technologies
CoStar Group	Tableau Software
Fortinet	The Ultimate Software Group
LinkedIn	Twitter
NetSuite	Workday

The Compensation Committee removed FireEye from the 2017 Peer Group because it did not meet the targeted selection criteria for market capitalization and added Citrix Systems based on market capitalization, revenue and industry comparability. The 2017 Peer Group was used by the Compensation Committee in connection with its compensation deliberations for Mr. Desai.

The Compensation Committee reviews the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The Compensation Committee then evaluates how our pay practices and the compensation levels of our executive officers compare to the competitive market. As part of this evaluation, the Compensation Committee also reviews the performance measures and performance goals generally used within the competitive market to reward performance.

Elements of Executive Compensation

The compensation program for our executive officers, including the Named Executive Officers, consists of three principal components:

▪	Base salary;

▪	Performance-based cash bonuses; and

▪	Long-term incentive compensation in the form of time-based stock options, RSUs and PRSU awards that are settled in shares of our common stock.

Base Salary

Generally, the Compensation Committee reviews the base salaries of our executive officers, including the Named Executive Officers, at the beginning of each year and makes adjustments to their base salaries as it determines to be necessary or appropriate. Typically, the Compensation Committee sets the base salaries of our executive officers at levels which it believes are competitive with current market practices (as reflected by our compensation peer group) and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, his or her past performance and expected future contributions, and the base salary levels of our other executive officers. The Compensation Committee does not apply specific formulas to determine base salary adjustments.

In January 2016, the Compensation Committee reviewed the base salary of each of our executive officers, including the then-employed Named Executive Officers. Based on its comparison of our executive officers’ base salaries to those of the executives holding comparable positions at the companies in the 2016 Peer Group, as well as its assessment of our 2015 performance and the other factors described above, the Compensation Committee determined that it was appropriate to adjust the base salaries of certain of the Named Executive Officers for 2016 as follows:

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percentage Increase
Mr. Slootman	$450,000	$450,000	—
Mr. Scarpelli	$322,642	$350,000	8.5%
Mr. Schneider	$295,000	$300,000	1.7%
Mr. Luddy	$350,000	$350,000	—
Mr. McGee	$330,000	$350,000	6.1%

In connection with Mr. Desai's appointment as our Chief Product Officer in December 2016, the Compensation Committee set Mr. Desai’s initial base salary at $450,000. The Compensation Committee selected this amount after considering the base salaries of executives holding comparable positions at the companies in the 2017 Peer Group, following arms’-length negotiations with Mr. Desai and after evaluating its objectives for internal pay equity with our other executive officers.

Cash Bonuses

We provide our executive officers, including the Named Executive Officers, with the opportunity to earn cash bonuses to encourage the achievement of corporate performance objectives and to reward those individuals who significantly impact our corporate results. The Compensation Committee determines and approves our cash bonus decisions. For 2016, the Compensation Committee adopted a bonus plan providing an opportunity for certain key employees, including our Named Executive Officers, to earn quarterly cash bonuses, as described below.

Target Cash Bonus Opportunities

Under the 2016 bonus plan, each of the Named Executive Officers was eligible to receive a quarterly cash bonus as follows:

Named Executive Officer	Quarterly Bonus Target	Aggregate Quarterly Bonus Target	Aggregate Quarterly Bonus Target (as a percentage of base salary)	Change from 2015 Bonus Target (as a % of Base Salary)
Mr. Slootman	$112,500	$450,000	100%	—
Mr. Scarpelli	$62,500	$250,000	71%	(5.7)%
Mr. Schneider	$75,000	$300,000	100%	—
Mr. Luddy	$87,500	$350,000	100%	—
Mr. McGee	$62,500	$250,000	71%	4.3%

In connection with his appointment as our Chief Product Officer and commencement of employment in December 2016, the Compensation Committee set Mr. Desai’s annual bonus target at $300,000, which represented 67% of his annual base salary. These amounts were then pro-rated based on his start date of December 12, 2016. The Compensation Committee selected this amount after considering the target annual bonus opportunities of executives holding comparable positions at the companies in the compensation peer group, following arm's-length negotiations with Mr. Desai and after evaluating its objectives for internal pay equity with our other executive officers.

Performance Measures

For purposes of the 2016 bonus plan, the Compensation Committee selected target net new annualized contract value (“ACV”) as set forth in our annual operating plan as the exclusive performance measure upon which bonus payments would be based. The Compensation Committee believed that, for purposes of the 2016 bonus plan, our target net new ACV was the most appropriate corporate performance measure to use because, in its view, it continued to be the best indicator of our successful execution of our annual operating plan. In particular, net new ACV is a good measure of how we are growing our business and our ability to build a consistent revenue stream.

For 2016, the aggregate target level for net new ACV, as set forth in our annual operating plan, was $405 million. Using this aggregate target goal, the Compensation Committee established quarterly net new ACV targets at levels that were consistent with past practices.

Annual Bonus Formula

For purposes of the 2016 bonus plan, our executive officers were eligible to earn a cash bonus payment each fiscal quarter to the extent that we achieved at least 80% of the target net new ACV for such quarter. No bonus would be earned if we achieved less than 80% of the target net new ACV for such fiscal quarter. If we achieved from 80% to 100% of the target net new ACV for such fiscal quarter, a bonus would be earned equal to between 50% to 100% of the quarterly bonus target, determined on a linear basis. For example, if we achieved 90% of the target net new ACV for such fiscal quarter, then a bonus would be earned equal to 75% of the quarterly bonus target. In the event that the achievement exceeded 100% of the target net new ACV for such fiscal quarter, an additional bonus would be earned equal to 2.5% of the quarterly bonus target for each percentage point above the 100% target net new ACV to a maximum of 150% of the quarterly bonus target. Under the 2016 bonus plan, the minimum bonus that could have been earned was $0 and the maximum amount that could have been earned was 150% of each executive officer’s aggregate target bonus amount.

	Performance Achievement (% of target net new ACV)	Payout Level (% of target bonus)
<Threshold	<80%	—
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%

2016 Bonus Results

Our actual performance against the relevant target level for each fiscal quarter, as well as the determination of the amount to be received by each executive officer, were determined by the Compensation Committee after taking into consideration the recommendations of our CEO (other than with respect to his own quarterly bonus) and subject to the discretion of the Compensation Committee to adjust any payment based on individual performance and/or corporate financial considerations. The Compensation Committee did not make any discretionary adjustments to the quarterly bonuses paid to the Named Executive Officers in 2016.

The following table provides information regarding the quarterly payout level achieved and the actual quarterly cash bonuses earned by the Named Executive Officers during 2016:

Named Executive Officer	Performance Period	Target Quarterly Bonus	Performance Achievement	Payout Level	Actual Quarterly Bonus
Mr. Slootman	First Quarter	$112,500	104.2%	110.6%	$124,366
	Second Quarter	$112,500	98.0%	95.0%	$106,837
	Third Quarter	$112,500	113.9%	134.8%	$151,610
	Fourth Quarter	$112,500	130.8%	150.0%	$168,750
	Total 2016				$551,564

Mr. Scarpelli	First Quarter	$62,500	104.2%	110.6%	$69,092
	Second Quarter	$62,500	98.0%	95.0%	$59,354
	Third Quarter	$62,500	113.9%	134.8%	$84,228
	Fourth Quarter	$62,500	130.8%	150.0%	$93,750
	Total 2016				$306,424

Mr. Desai	First Quarter	$—	—%	—%	$—
	Second Quarter	$—	—%	—%	$—
	Third Quarter	$—	—%	—%	$—
	Fourth Quarter	$75,000	130.8%	150.0%	$24,457
	Total 2016				$24,457

Mr. Schneider	First Quarter	$75,000	104.2%	110.6%	$82,911
	Second Quarter	$75,000	98.0%	95.0%	$71,225
	Third Quarter	$75,000	113.9%	134.8%	$101,073
	Fourth Quarter	$75,000	130.8%	150.0%	$112,500
	Total 2016				$367,709

Mr. Luddy	First Quarter	$87,500	104.2%	110.6%	$96,729
	Second Quarter	$87,500	98.0%	95.0%	$83,095
	Third Quarter	$87,500	113.9%	134.8%	$117,919
	Fourth Quarter	$87,500	—%	—%	$—
	Total 2016				$297,743

Mr. McGee	First Quarter	$62,500	104.2%	110.6%	$69,092
	Second Quarter	$62,500	98.0%	95.0%	$59,354
	Third Quarter	$62,500	113.9%	134.8%	$84,228
	Fourth Quarter	$62,500	130.8%	150.0%	$93,750
	Total 2016				$306,424

Other than the quarterly cash bonuses described above, we did not pay our Named Executive Officers any cash bonuses.

Equity Compensation

Currently, we use RSU awards with both time-based and performance-based vesting requirements to retain, motivate, and reward our executive officers, including the Named Executive Officers, for long-term increases in the value of our common stock and, thereby, to align their interests with those of our stockholders.

We began to grant PRSU awards to our executive officers, including the Named Executive Officers, in 2014. These awards provide that our executive officers may earn shares of our common stock based on our achievement of pre-established target levels for one or more financial or operational performance measures as well as continued service. We also grant, under certain circumstances, RSU awards with solely time-based vesting requirements to certain of our executive officers. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we are able to incentivize and retain our executive officers using fewer shares of our common stock than would be necessary if we used stock options as our form of equity awards. In addition, because the value of these RSUs increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders.

Typically, the size and form of the equity awards for our executive officers are determined in the discretion of the Compensation Committee at a level that it believes is competitive with current market conditions (as reflected the applicable compensation peer group) and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, his or her past performance and expected future contributions, his or her current equity holdings and the potential equity awards of our other executive officers.

In January 2016, after reviewing the equity awards granted to the executives holding comparable positions at the companies in the 2016 Peer Group, as well as its assessment of our 2015 performance and the other factors described above, the Compensation Committee approved the grant of PRSU awards to the then-employed Named Executive Officers as follows:

Named Executive Officer*	Performance-Based Restricted Stock Unit Award (target number of shares)	Performance-Based Restricted Stock Unit Award (grant date fair value)
Mr. Slootman	160,000	$8,012,800
Mr. Scarpelli	80,000	$4,006,400
Mr. Schneider	80,000	$4,006,400
Mr. Luddy	100,000	$5,008,000
Mr. McGee	80,000	$4,006,400
___________________

* Mr. Desai was appointed our Chief Product Officer, effective on December 12, 2016, and did not receive PRSU awards in 2016.

The effective grant date of the 2016 PRSU awards was February 12, 2016. The number of shares of our common stock subject to the 2016 PRSU awards that were eligible to be earned was based on our performance against our target net new ACV as set forth in our annual operating plan for 2016. As in the case of our annual cash bonus plan, the Compensation Committee selected target net new ACV as the appropriate corporate performance measure for the PRSU awards because, in its view, this metric was the best indicator of our successful execution of our growth strategy. For 2016, the target net new ACV, as set forth in our annual operating plan, was $405 million.

For purposes of the 2016 PRSU awards, our executive officers were eligible to earn the shares of our common stock subject to these awards to the extent that we achieved at least 80% of the target net new ACV for 2016 as determined as of the end of the fiscal year, as follows:

▪	If we achieved less than 80% of the target net new ACV for the year, no shares would be earned;

▪	If we achieved at least 80% of the target net new ACV for the year, 50% of the shares would be earned;

▪	If we achieved at least 100% of the target net new ACV for the year, 100% of the shares would be earned; and

▪	If we achieved 120% or more of the target net new ACV for the year, a maximum of 180% of the shares would be earned.

The number of shares of our common stock earned for performance between 80% and 100% of the target net new ACV for the year and then between 100% and 120% of the target net new ACV was to be determined on a linear basis.

In January 2017, the Compensation Committee determined that achievement of the 2016 PRSU awards was 114.32%, with a payout multiplier of 157.26%. Accordingly, the number of shares of our common stock earned pursuant to the PRSU awards for 2016 performance by each of the Named Executive Officers was as follows:

Named Executive Officer*	Performance-Based Restricted Stock Unit Award (target number of shares)	Performance-Based Restricted Stock Unit Award (actual number of shares earned)
Mr. Slootman	160,000	251,616
Mr. Scarpelli	80,000	125,808
Mr. Schneider	80,000	125,808
Mr. Luddy	100,000	157,260
Mr. McGee*	80,000	—
___________________

* Mr. Desai was appointed Chief Product Officer effective December 12, 2016 and did not receive PRSU awards in 2016. Mr. McGee did not meet the time-based vesting requirement for the PRSU awards for 2016 due to his resignation.

All unearned shares were automatically forfeited upon the determination of achievement by the Compensation Committee. The shares of our common stock earned pursuant to the 2016 PRSU awards are also subject to a time-based vesting requirement, with such shares vesting in four equal quarterly installments on August 12, 2017, November 12, 2017, February 12, 2018, and May 12, 2018, subject to the executive officer’s continued service with us on each such vesting date. Messrs. Luddy and Slootman will continue to vest in their existing equity grants pursuant to the terms of such grants while they remain a director with us.

Retention Equity Awards

In August 2016, the Compensation Committee granted RSU awards to certain of our executive officers, including certain of the Named Executive Officers, to satisfy its retention objectives with respect to these individuals. The Compensation Committee determined the amount of each of these awards after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her importance to us, and his or her current equity holdings and after reviewing the equity holdings of the executives holding comparable positions at the companies in our compensation peer group. The number of shares of our common stock subject to the PRSU awards granted to each of the Named Executive Officers was as follows:

Named Executive Officer*	Restricted Stock Unit Award (number of shares)	Restricted Stock Unit Award (grant date fair value)
Mr. Slootman	—	—
Mr. Scarpelli	160,000	$12,123,200
Mr. Schneider	160,000	$12,123,200
Mr. Luddy	—	—
Mr. McGee	160,000	$12,123,200
___________________

* Mr. Desai was appointed Chief Product Officer effective December 12, 2016 and did not receive RSU awards in 2016.

These RSU awards are subject to a time-based vesting requirement, with the shares of our common stock subject to the awards vesting on a quarterly basis over a 45-month period, with 6.25% of the shares vesting on August 12, 2016, the date of grant, and then

6.25% of the shares subject to the award vesting each quarter thereafter, subject to the Named Executive Officer’s continued service with us on each such vesting date.

2017 Equity Award for Mr. Desai

In connection with his appointment as our Chief Product Officer and commencement of employment in December 2016, the Compensation Committee granted the following equity awards to Mr. Desai, in each case effective January 17, 2017:

▪
An RSU award that may be settled for 150,000 shares of our common stock, with 25% of the shares of our common stock subject to the award to vest in February 2018 and the remaining shares subject to the award to vest in equal quarterly installments over the subsequent three years, subject to his continued service with us on each applicable vesting date; and

▪
An option to purchase 150,000 shares of our common stock, with an exercise price equal to the closing market price of our common stock on the date of grant and with 25% of the shares of our common stock subject to the option to vest on the first anniversary of his employment date and the remaining shares subject to the option to vest monthly over the subsequent 36 months, subject to his continued service with us on each applicable vesting date.

The Compensation Committee determined the amount of these equity awards after considering the equity awards previously granted to executives holding comparable positions at the companies in the compensation peer group, following arm's-length negotiations with Mr. Desai and after evaluating its objectives for internal pay equity with our other executive officers.

Retirement Plans and Other Employee Benefits

We have established a tax-qualified retirement plan under Section 401(k) of the Code for all of our U.S. employees, including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. Currently, we do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market and our employees' needs.

Perquisites and Other Personal Benefits

To promote the health of our executive officers, we reimburse our executive officers for the actual cost of annual physical health examination expenses. Amounts reimbursed as a result of the use of this benefit in 2016, including related tax gross-up payments, are set forth in “2016 Summary Compensation Table.” Typically, we do not provide any other perquisites or other personal benefits to our executive officers.

In the future, we may provide additional perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into employment agreements with our Named Executive Officers (other than Mr. Luddy). Each of these arrangements provides for “at will” employment and sets forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial grant of an option to purchase shares of our common stock or other equity awards, opportunities for post-employment compensation, and vesting acceleration terms. These agreements also set forth the rights and responsibilities of each party and protect both parties’ interests in the event of a termination of employment by providing for certain payments and benefits under specified circumstances, including following a change in control of the Company. These offers of employment were each subject to execution of a standard proprietary information and invention assignment agreement and proof of identity and work eligibility in the United States.

Each of these agreements was approved on our behalf by the Compensation Committee or the Board of Directors at the recommendation of the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling our executive positions, the Compensation Committee was aware that, in some situations, it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a unique market niche. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

During 2014, we amended the employment agreements with Messrs. Scarpelli, Schneider and McGee to extend the term of the agreement for an additional three years.

For a summary of the material terms and conditions of our employment agreements with the Named Executive Officers (other than Messrs. Luddy and McGee), see “Executive Compensation Tables — Employment Arrangements” below.

Post-Employment Compensation Arrangements

The employment agreements of Messrs. Slootman, Scarpelli, Desai and Schneider provide for certain protections in the event of their termination of employment under specified circumstances, including following a change in control of the Company. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their then-current employment for the uncertainty of a demanding position in a new and unfamiliar organization. We also believe that these arrangements continue to serve our executive retention objectives by helping these Named Executive Officers maintain continued focus and dedication to their responsibility to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of the Company. The Compensation Committee determined the terms of these arrangements following an analysis of relevant market data for other companies with which we compete for executive talent.

For a summary of the material terms and conditions of the post-employment arrangements, as well as an estimate of the value of payments and benefits that the Named Executive Officers are eligible to receive, see “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines that are applicable to each of the non-employee members of our Board of Directors and our Named Executive Officers. Members of our Board of Directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fee. Our Named Executive Officers are required to own shares of our common stock with a value equal to a specific multiple of his or her base salary as indicated in the table below.

Executive Level	Market Value of Shares Owned as a Multiple of Base Salary
Chief Executive Officer	Three Times (3x)
Other Executive Officers	One Times (1x)

The non-employee members of our Board of Directors and Named Executive Officers are required to meet these guidelines within five years of becoming subject to them. Vested but unexercised stock options count towards satisfaction of the stock ownership guidelines.

Compensation Recovery Policy

The Compensation Committee has adopted a policy requiring the repayment of any performance-based cash or equity compensation paid to our executive officers where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement and where the restatement was the result of fraud or intentional misconduct. This policy applies to current and former executive officers subject to the reporting requirements of Section 16 of the Exchange Act who were involved in the fraud or misconduct, and the amount that is required to be repaid is the amount erroneously paid or earned in excess of what would have been paid or earned under the accounting restatement. In addition to the foregoing, our CEO and CFO are subject to the compensation recovery provisions of Section 304 of the Sarbanes-Oxley Act.

Hedging and Pledging Policy

Our insider trading policy prohibits our executive officers, the non-employee members of our Board of Directors and our employees from purchasing our securities on margin, borrowing against any account in which our securities are held, or pledging our securities as collateral for any purpose. Our insider trading policy also prohibits such individuals from engaging in any hedging transaction with respect to our securities.

Equity Award Grant Policy

Although we do not have any program, plan, or obligation that requires us to grant equity compensation on specified dates, we have adopted an administrative policy for the grant of equity awards, which was revised and approved by the Compensation Committee in January 2016. Pursuant to this policy, the Compensation Committee approves the annual employee and new hire equity guidelines that govern equity grants to employees, which are then granted by the plan grant administrator, who has been delegated authority by the Compensation Committee to grant equity awards (excluding grants to executive officers and directors). Any equity grants by the plan grant administrator that are outside of the equity guidelines or which are made to any vice president must be reported either to the Board or to the Compensation Committee in advance or subsequent to the grant. Equity grants to directors and executive officers of the Company require approval by the Board of Directors or the Compensation Committee.

Equity awards for newly-hired employees, including our executive officers, members of our Board of Directors, and consultants are typically approved by the appropriate administrative body (that is, either our Board of Directors, the Compensation Committee, or the committee of the plan grant administrator of our Board of Directors, as applicable) and granted in the calendar month following the calendar month in which the individual commences employment or service with us. Equity awards for continuing employees, including our executive officers, members of our Board of Directors, and consultants (whether “refresh,” promotion, or discretionary awards) are typically approved at any time by the appropriate administrative body and will typically be granted in the calendar month following the calendar month in which the award was approved.

Each option to purchase shares of our common stock granted to our employees is granted with an exercise price that is equal to the fair market value of our common stock on the date of grant. Historically, options to purchase shares of our common stock vest over four years and have a ten-year term. Our time-based RSUs typically vest over four years. Our PRSUs granted in 2014, 2015, and 2016 have a one-year performance period, subject to achievement of the specified net new ACV target, followed by an 18 to 24-month time-based vesting period.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a deduction for federal income tax purposes to any publicly traded company for remuneration in excess of $1 million paid in any taxable year to its CEO and each of the three other most highly-compensated executive officers (other than the CFO). Generally, remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. The compensation income realized in the future upon the exercise of options to purchase shares of securities granted under a stockholder-approved stock option plan generally will be deductible as long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. We anticipate that the compensation income paid by us realized upon the exercise of qualifying stock options may be deductible. Compensation income paid by us realized upon the settlement of restricted stock units granted under a stockholder-approved equity incentive plan may be deductible if certain pre-existing performance criteria and certain other requirements of Section 162(m) of the Code are satisfied. In addition, compensation income paid by us as a cash bonus is generally not anticipated to be fully deductible.

The Compensation Committee seeks to qualify the compensation paid to the covered executive officers for the “performance-based compensation” exemption from the deduction limit under Section 162(m) when it believes such action is in the best interests of the Company. In approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of the Section 162(m) deduction limit. The Compensation Committee reserves the discretion, in its judgment, to authorize compensation payments that do not comply with an exemption from the deduction limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of the Board of Directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 of the Code during 2016, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers, other employees, and members of our Board of Directors. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and record in our consolidated statement of operations all share-based payments to our executive officers, other employees, and members of our Board of Directors, including grants of stock options and RSU awards, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, the expected life of the options, and dividend yield. As required under U.S. generally accepted accounting principles (“GAAP”), we review our valuation assumptions at each grant date, and, as a result, the valuation assumptions we use to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we assess the probability of achieving the requisite performance criteria and apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC Topic 718 also requires us to recognize the compensation cost of these share-based payments in our income statement over the period that an employee or member of our Board of Directors is required to render service in exchange for the option or other award (which, generally, will correspond to the award’s vesting schedule). This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers and members of our Board of Directors may never realize any value from their awards or may actually realize a value substantially different from the estimated and herein reported value.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The information contained in the following report of the Leadership Development and Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Leadership Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016.

Submitted by the Leadership Development and Compensation Committee:

Jeffrey A. Miller (Chair)
Susan L. Bostrom
Jonathan C. Chadwick

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued upon the exercise or settlement of stock options, RSU awards and rights under all of our existing equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (Column A) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Column B) ($) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C) (3)
Equity compensation plans approved by security holders	18,040,717	20.57	29,468,198
Equity compensation plans not approved by security holders	—	—	—
Total	18,040,717	20.57	29,468,198
___________________

(1)
This number includes 3,822,311 shares of common stock subject to stock options outstanding and no shares of common stock subject to RSU awards outstanding under our 2005 Stock Plan, and 1,996,124 shares of common stock subject to stock options outstanding and 12,222,282 shares of common stock subject to RSU awards outstanding under our 2012 Equity Incentive Plan. This number excludes purchase rights accruing under our 2012 Employee Stock Purchase Plan.

(2)	The weighted-average exercise price relates solely to shares subject to outstanding stock options because shares subject to RSU awards have no exercise price.

(3)
Represents 20,901,395 shares remaining available for future issuance under our 2012 Equity Incentive Plan and 8,566,803 shares remaining available for future issuance under our 2012 Employee Stock Purchase Plan. In addition, the number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on January 1 of each year until January 1, 2022, by up to 5% of the total number of shares of the common stock outstanding on December 31 of the preceding year as determined by the Board of Directors. Similarly, the number of shares reserved for issuance under our 2012 Employee Stock Purchase Plan will increase automatically on January 1 of each year, from January 1, 2013 through January 1, 2022, by up to 1% of the total number of shares of the common stock outstanding on December 31 of the preceding year. No shares are available for future issuance under our 2005 Stock Plan.

EXECUTIVE COMPENSATION TABLES

2016 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the Named Executive Officers for services rendered in all capacities for 2016, 2015, and 2014. This table excludes Mr. Donohoe, who joined the Company in 2017.

Name and Principal Position	Year	Salary ($)	Bonus($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compen-sation (2) ($)	All Other Compen-sation (3) ($)	Total ($)
Frank Slootman, Former President and Chief Executive Officer (4)	2016	450,000		8,012,800	—	551,564	2,153	9,016,517
	2015	450,000	—	11,660,800	—	180,330	11,803	12,302,933
	2014	425,000	—	9,943,500	—	489,616	—	10,858,116

Michael P. Scarpelli, Chief Financial Officer	2016	350,000	—	16,129,600	—	306,424	—	16,786,024
	2015	322,642	—	5,830,400	—	99,125	—	6,252,167
	2014	300,000	—	4,971,750	—	264,968	1,962	5,538,680

Chirantan “CJ” Desai, Chief Product Officer (5)	2016	25,673	—	—	—	24,457	—	50,130
	2015	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—

David L. Schneider, Chief Revenue Officer (6)	2016	300,000	—	16,129,600	—	367,709	2,153	16,799,462
	2015	295,000	—	5,830,400	—	118,217	1,515	6,245,132
	2014	280,000	—	7,739,750	—	322,571	1,962	8,344,283

Frederic B. Luddy, Former Chief Product Officer (7)	2016	266,538	—	5,008,000	—	297,743	3,574	5,575,855
	2015	350,000	—	7,288,000	—	140,256	—	7,778,256
	2014	330,000	—	6,629,000	—	380,172	4,542	7,343,714

Daniel R. McGee, Former Chief Operating Officer (8)	2016	350,000	—	16,129,600	—	306,424	4,306	16,790,330
	2015	330,000	—	5,830,400	—	88,161	3,030	6,251,591
	2014	300,000	—	7,739,750	—	230,407	—	8,270,157

___________________

(1)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs, PRSUs and stock options to purchase shares of our common stock, respectively, granted to the Named Executive Officers, as computed in accordance with FASB ASC Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of RSUs and PRSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the equity awards. The amounts reported for the PRSUs assume the probable outcome of the applicable performance conditions (i.e. based on 100% of target level performance). If the PRSUs were instead valued based on the maximum outcome of the applicable performance condition (i.e. based on 120% of target level performance), the total amount reported in this column for 2016 would be as follows: Mr. Slootman, $14,423,040; Mr. Scarpelli, $7,211,520; Mr. Schneider, $7,211,520; Mr. Luddy, $9,014,400; and Mr. McGee, $7,211,520.

(2)
The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual sum of the quarterly cash bonuses paid to the Named Executive Officers under our bonus plan as described under the heading “Compensation Discussion and Analysis — Cash bonuses.”

(3)
Amounts reported for 2014 include (i) personal benefits, including a payment and tax gross-up received by Mr. Luddy of $4,542 for the executive annual physical health exam benefit, and (ii) a tax gross-up received by each of Messrs. Scarpelli and Schneider in connection with such executive officer's attendance at a Company-sponsored trip in the amount of $1,962 each. Amounts reported for 2015 include (i) personal benefits, including a payment and tax gross-up received by Mr. Slootman of $8,773 for the executive annual physical health benefit, and (ii) a tax gross-up received by each of Messrs. McGee, Schneider and Slootman in connection with such executive officer's attendance at a Company-sponsored trip in the amount of $3,030, $1,515 and $3,030, respectively. Amounts reported for 2016 include (i) personal benefits, including a payment and tax gross-up received by Mr. Luddy of $3,300 for the executive annual physical health benefit, and (ii) a tax gross-up received by each of Messrs. McGee, Schneider and Slootman in connection with such executive officer's attendance at a Company-sponsored trip in the amount of $4,306, $2,153, and $2,153, respectively, and (iii) a payment to Mr. Luddy for a patent award of $274.

(4)	Mr. Slootman resigned from the position of President and Chief Executive Officer effective April 3, 2017. Mr. Slootman continues to serve as Chairman of our Board of Directors.

(5)	Mr. Desai was appointed Chief Product Officer on December 12, 2016. The amounts reported for Mr. Desai have been pro-rated to reflect his period of employment during 2016.

(6)	Mr. Schneider served as our Senior Vice President of Worldwide Sales and Services until June 2014, at which time he was appointed our Chief Revenue Officer.

(7)
Mr. Luddy retired as our Chief Product Officer on October 5, 2016, but continues to serve on our Board of Directors. The amounts reported for Mr. Luddy have been pro-rated to reflect his period of employment with us during 2016.

(8)
Mr. McGee served as our Senior Vice President of Engineering and Cloud Operations until June 2014, at which time he was appointed our Chief Operating Officer. Mr. McGee stepped down from his role as Chief Operating Officer on December 12, 2016, but continues to provide transition services to us.

2016 Grant of Plan Based Awards

The following table presents, for each of the Named Executive Officers, information concerning each grant of a cash or equity award made during 2016. This information supplements the information about these awards set forth in the “2016 Summary Compensation Table.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Target) ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Named Executive Officer	Grant Date	Approval Date	Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maximum (#)
Mr. Slootman	2/12/2016	1/26/2016	—	—	—	80,000	160,000	288,000	—	—	—	8,012,800
	—	1/26/2016	225,000	450,000	675,000	—	—	—	—	—	—	—

Mr. Scarpelli	2/12/2016	1/26/2016	—	—	—	40,000	80,000	144,000	—	—	—	4,006,400
	8/12/2016	7/26/2016	—	—	—	—	—	—	160,000	—	—	12,123,200
	—	1/26/2016	125,000	250,000	375,000	—	—	—	—	—	—	—

Mr. Desai	—	12/9/2016	150,000	300,000	450,000	—	—	—	—	—	—	—

Mr. Schneider	2/12/2016	1/26/2016	—	—	—	40,000	80,000	144,000	—	—	—	4,006,400
	8/12/2016	7/26/2016	—	—	—	—	—	—	160,000	—	—	12,123,200
	—	1/26/2016	150,000	300,000	450,000	—	—	—	—	—	—	—

Mr. Luddy	2/12/2016	1/26/2016	—	—	—	50,000	100,000	180,000	—	—	—	5,008,000
	—	1/26/2016	175,000	350,000	525,000	—	—	—	—	—	—	—

Mr. McGee	2/12/2016	1/26/2016	—	—	—	40,000	80,000	144,000	—	—	—	4,006,400
	8/12/2016	7/26/2016	—	—	—	—	—	—	160,000	—	—	12,123,200
	—	1/26/2016	125,000	250,000	375,000	—	—	—	—	—	—	—
______________________

(1)
Represents the amounts that the Named Executive Officers were eligible to receive under our 2016 bonus plan upon the achievement of certain performance targets established by the Compensation Committee. For more information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Cash Bonuses.” The actual amounts earned by and paid to the Named Executive Officers for 2016 are set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” Mr. Desai was appointed Chief Product Officer on December 12, 2016. The amounts reported for Mr. Desai represent annual targets. Actual targets were pro-rated based on his start date of December 12, 2016.

(2)
Represents the number of shares of common stock subject to PRSUs granted to the Named Executive Officers during 2016. The columns show the number of shares of common stock that could be earned at threshold, target and maximum levels of performance. At the threshold level of performance, 50% of the total shares of common stock subject to the PRSU awards would have been earned; at the target level of performance, 100% of the shares of common stock subject to the PRSU awards would have been earned; and at the maximum level of performance, 180% of the shares of common stock subject to the PRSU awards would have been earned. As further described in the section titled “Compensation Discussion and Analysis,” in January 2017, the Compensation Committee determined the actual number of shares of common stock earned pursuant to the PRSU awards based on our 2016 performance. Such earned shares remain subject to time-based vesting through May 2018.

(3)	Represents the number of shares of common stock subject to RSUs. For additional information, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Retention Equity Awards.”

(4)
The amounts reported in this column represent the grant date fair value of the RSUs and target PRSUs granted to the Named Executive Officers, as computed in accordance with FASB ASC Topic 718. The fair value of our common stock on the date of grant is used to calculate the fair value of RSUs and PRSUs as disclosed in Note 2 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based and performance-based vesting conditions, reflect the accounting cost for these equity awards, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the awards. No stock options were granted to Named Executive Officers during 2016.

2016 Outstanding Equity Awards at Fiscal Year End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and other equity awards held as of December 31, 2016. The vesting of all equity awards may be accelerated in the event of a change in control of the Company as provided in the Named Executive Officer's employment agreement or, in the case of Mr. Luddy, in his corresponding equity award agreement.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Slootman	1,931,996		—		2.60	5/6/2021
	143,750	(2)	6,250	(2)	29.42	2/7/2023
							37,500	(3)	2,787,750
							32,352	(4)	2,405,048
										160,000	(5)	11,894,400

Mr. Scarpelli	71,875	(2)	3,125	(2)	29.42	2/7/2023
							18,750	(3)	1,393,875
							16,176	(4)	1,202,524
							140,000	(6)	10,407,600
										80,000	(5)	5,947,200

Mr. Desai	—		—		—	—	—		—	—		—

Mr. Schneider	10,000		—		3.00	9/9/2021
	12,375	(2)	3,125	(2)	29.42	2/7/2023
							12,500	(7)	929,250
							18,750	(3)	1,393,875
							16,176	(4)	1,202,524
							140,000	(6)	10,407,600
										80,000	(5)	5,947,200

Mr. Luddy	240,000		—		0.34	9/8/2019
							20,220	(4)	1,503,155
										100,000	(5)	7,434,000

Mr. McGee	10,417	(8)	4,167	(8)	29.42	2/7/2023
							25,000	(9)	1,858,500
							12,500	(7)	929,250
							16,176	(4)	1,202,524
							140,000	(6)	10,407,600
										80,000	(5)	5,947,200

_____________________
* Unless otherwise indicated, outstanding stock options shown in the table were fully vested as of December 31, 2016.

(1)	Market value of shares based on closing price of our common stock on December 31, 2016 of $74.34.

(2)
This stock option award was granted on February 7, 2013 and vests over four years, with 50% of the shares vesting on February 7, 2015 and the balance vesting in 24 equal monthly installments thereafter, provided that the Named Executive Officer continues to be employed by or otherwise provide services to us on each such date.

(3)
This RSU award was granted on February 7, 2013 and vests over four years, with 50% of the shares vesting on February 7, 2015 and the balance vesting in two equal annual installments thereafter, provided that the Named Executive Officer continues to be employed by or otherwise provide services to us on each such date.

(4)
This PRSU award was granted on February 9, 2015 and represents the number of earned shares following the Compensation Committee’s final determination in January 2016 of performance against the applicable net new ACV targets for 2015. The earned shares underlying this award vest over one year in four equal quarterly installments beginning on August 7, 2016, provided that the Named Executive Officer continues to be employed by or otherwise provide services to us on each such date.

(5)
This PRSU award was granted on February 12, 2016 and represents the number of performance-based RSUs outstanding as of December 31, 2016. In January 2017, the Compensation Committee determined the actual number of RSUs earned based on our 2016 performance, as further described in this proxy statement under “Compensation Discussion and Analysis.” The earned shares underlying this award vest over one year in four equal quarterly installments beginning on August 12, 2017, provided that the Named Executive Officer continues to be employed by or otherwise provide services to us on each such date.

(6)
This RSU award was granted on August 12, 2016 and vests quarterly over 3.75 years, with the first 6.25% of the shares vesting on the date of grant, provided that the Named Executive Officer continues to be employed by or otherwise provide services to us on each such date.

(7)
This RSU award was granted on August 7, 2014 and vests over two years in eight equal quarterly installments beginning on August 7, 2015, provided that the Named Executive Officer continues to be employed by or otherwise provide service to us on each such date.

(8)
This stock option award was granted on February 7, 2013 and vests over four years, with 25% of the shares vesting on February 7, 2014 and the balance vesting in 36 equal monthly installments thereafter, provided that the Named Executive Officer continues to be employed by or otherwise provide services to us on each such date.

(9)
This RSU award was granted on February 7, 2013 and vests over four years, with 25% of the shares vesting on February 7, 2014 and the balance vesting in three equal annual installments, provided that the Named Executive Officer continues to be employed by or otherwise provide services to us on each such date.

2016 Option Exercises and Stock Vested Table

The following table presents, for each of the Named Executive Officers, the shares of our common stock that were acquired upon the exercise of stock options and vesting of RSU and PRSU awards and the related value realized during 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mr. Slootman	575,000	45,442,954	266,907	18,383,644
Mr. Scarpelli	10,712	818,708	153,454	10,775,856
Mr. Desai	—	—	—	—
Mr. Schneider	109,578	6,124,382	178,454	12,529,043
Mr. Luddy	—	—	401,590	27,659,539
Mr. McGee	16,666	720,177	184,704	12,855,981
___________________

(1)
The value realized on exercise is calculated as the difference between the closing price of the shares of our common stock underlying the options when exercised and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated as the number of shares of common stock issued upon vesting of RSUs and PRSUs multiplied by the closing price of our common stock on the vesting date.

Pension Benefits

 We did not sponsor any defined benefit pension or other actuarial plan for our executive officers during 2016.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers during 2016.

Employment Arrangements

Employment Arrangements with Named Executive Officers

We have entered into employment agreements with each of the Named Executive Officers below in connection with his commencement of employment with us. Each of these arrangements was negotiated on our behalf by the Compensation Committee or our Chief Executive Officer.

Typically, these arrangements provide for “at will” employment and set forth the initial terms and conditions of employment of each Named Executive Officer, including base salary, target annual bonus opportunity, standard employee benefit plan participation, a recommendation for an initial stock option grant, and the circumstances, if applicable, under which post-employment compensation or vesting acceleration terms might apply. These offers of employment were each subject to execution of a standard proprietary information and invention agreement and proof of identity and work eligibility in the United States.

Mr. Slootman

On May 2, 2011, Mr. Slootman joined us as our Chief Executive Officer. In hiring Mr. Slootman, our Board of Directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $300,000 (subject to review by the Compensation Committee at least annually), a target annual cash bonus opportunity of $300,000 (based on his performance relative to one or more performance objectives established each year by the Compensation Committee), and a time-based stock option award to purchase 6,550,456 shares of our common stock. Mr. Slootman's employment agreement was amended in 2014 to extend the term for an additional three years. Mr. Slootman resigned from his position as our Chief Executive Officer effective April 3, 2017. Mr. Slootman will continue to vest in his existing equity awards pursuant to the terms of such awards while he continues to serve on our Board of Directors.

Mr. Scarpelli

On August 15, 2011, Mr. Scarpelli joined us as our Chief Financial Officer. In hiring Mr. Scarpelli, our Board of Directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $275,000 (subject to review by our Chief Executive Officer and the Compensation Committee at least annually), a target annual cash bonus opportunity of $175,000 (based on his performance relative to one or more performance objectives established each year by our Chief Executive Officer and the Compensation Committee), a time-based stock option award to purchase 1,379,044 shares of our common stock, and a fully-vested stock option award to purchase 275,808 shares of our common stock. Mr. Scarpelli's employment agreement was amended in 2014 to extend the term for an additional three years.

 Mr. Desai

On December 12, 2016, Mr. Desai joined us as our Chief Product Officer. In hiring Mr. Desai, our Board of Directors approved an offer letter setting forth the principle terms and conditions of his employment, including an initial annual base salary of $450,000, a target bonus opportunity of $300,000 (based on performance measures set and being satisfied as determined by the Compensation Committee), a time-based stock option award to purchase 150,000 shares of our common stock and an RSU award representing 150,000 shares of our common stock.

Mr. Schneider

On June 6, 2011, Mr. Schneider joined us as our Senior Vice President of World Wide Sales. In hiring Mr. Schneider, our Board of Directors approved an employment agreement with a period of three years, setting forth the principal terms and conditions of his employment, including an initial annual base salary of $250,000 (subject to review by our Chief Executive Officer and the Compensation Committee at least annually), a target annual cash bonus opportunity of $250,000 (based on his performance relative to one or more performance objectives established each year by our Chief Executive Officer and the Compensation Committee), a time-based stock option award to purchase 1,379,044 shares of our common stock, and a performance-based stock option award to purchase 275,808 shares of our common stock. Mr. Schneider's employment agreement was amended in 2014 to extend the term for an additional three years.

In the case of each of the Named Executive Officers above, such officer's employment agreement and/or equity award agreements also contains provisions that provide for certain payments and benefits upon (i) a change of control of the Company, (ii) an involuntary termination, or (iii) an involuntary termination in connection with a change of control of the Company. For a summary of the material terms and conditions of these provisions, as well as an estimate of the potential payments and benefits payable to these Named Executive Officers under their employment arrangements and/or equity award agreements, see “Executive Compensation Tables — Potential Payments upon Termination or Change in Control” below.
Employment Arrangement with New Chief Executive Officer

Mr. Donahoe

On April 3, 2017, Mr. Donahoe was appointed as our President and Chief Executive Officer. In hiring Mr. Donahoe, our Board of Directors approved an employment agreement with an initial term of five years (the “Initial Term”), setting forth the principal terms and conditions of his employment, including an initial annual base salary of $625,000 (subject to review by the Compensation Committee at least annually), a target annual cash bonus opportunity of 100% of his base salary (based on his performance relative to one or more performance objectives established each year by the Compensation Committee), and, subject to the approval of our Board of Directors, the following equity awards:

•
an RSU award representing 167,187 shares of common stock that will vest and settle as to 20% of the shares subject to the RSU award in February 2018, with the remaining RSU to vest in equal quarterly installments over the subsequent 16 quarters, subject to Mr. Donahoe’s continued employment as Chief Executive Officer of the Company on the applicable time-based vesting dates (the “New Hire RSU”);

•
contingent upon Mr. Donahoe’s purchase of $1,000,000 worth of shares of our common stock on the public market by May 12, 2017 (the “Stock Purchase”), an RSU equal to $1,000,000 divided by the average daily closing price of our common stock on the NYSE for the 30 business days ending on the day immediately prior to the date of grant, rounded up to the nearest whole share, that will vest in equal quarterly installments over eight quarters, subject to Mr. Donahoe’s continued employment as Chief Executive Officer of the Company on the applicable time-based vesting dates and his continued retention of the shares purchased in the Stock Purchase (the “Additional RSU”);

•
a stock option to purchase 396,720 shares of our common stock, which will vest over five years upon satisfaction of both time-based and performance-based vesting requirements, as summarized below and more fully described in his employment agreement, subject to Mr. Donahoe’s continued employment as Chief Executive Officer of the Company on the applicable time-based vesting dates (the “New Hire Option”); and

•
a PRSU to acquire 100,313 shares of our common stock. The PRSU will have a one-year performance period ending December 31, 2017 (subject to the same performance metrics as the PRSUs granted to our other senior executives) and be subject to time-based vesting in equal installments over four quarters commencing in August 2018, subject to Mr. Donahoe’s continued employment as Chief Executive Officer of the Company on the applicable time-based vesting dates (the “Initial PRSU”).

Mr. Donahoe’s New Hire Option will vest over five years, with 20% of the shares subject to the New Hire Option vesting in February 2018 and the remaining shares subject to the New Hire Option vesting in equal monthly installments over the subsequent 48 months (each, a “Vesting Date”), provided that (i) on each Vesting Date on or prior to August 27, 2019, no shares will vest unless the average of the daily closing prices of our common stock on the New York Stock Exchange for the 20-business day period prior to the applicable Vesting Date (the “Average Stock Price”) is at least 25% higher than $86.26, the exercise price of the New Hire Option, and (ii) on each Vesting Date from August 27, 2019 until February 27, 2022, no shares will vest unless the Average Stock Price is at least 50% higher than $86.26 (the conditions in clauses (i) and (ii), the “Performance Conditions”). To the extent any shares subject to the New Hire Option do not vest on any Vesting Date as a result of the Performance Conditions not being satisfied, such shares will roll forward and all accrued shares will vest on the next Vesting Date on which the applicable Performance Condition is satisfied. In the event that, as of the final Vesting Date, the applicable Performance Condition is not satisfied with respect to any shares subject to the New Hire Option and such shares have been rolled forward, such accrued roll forward shares shall vest on the date the applicable Performance Condition is satisfied during the remaining term of the New Hire Option, provided that Mr. Donahoe remains employed as Chief Executive Officer of the Company through such date, subject to the acceleration provisions described in his employment agreement.

If Mr. Donahoe’s New Hire RSU, Additional RSU, New Hire Option and/or Initial PRSU are not assumed in a change in control, then the vesting of the RSU and the Additional RSU will accelerate in full, the Option will accelerate in full to the extent applicable and the Initial PRSU will be treated in the same manner as the 2017 PRSUs granted to other senior executives of the Company. If Mr. Donahoe’s employment with us is terminated without cause or through constructive termination, whether outside of or in connection with a change in control, then Mr. Donahoe will be entitled to receive cash severance and equity acceleration. Receipt of severance benefits is conditioned on execution by Mr. Donahoe of a release of claims in favor of the Company.

Potential Payments upon Termination or Change in Control

The Named Executive Officers below are eligible to receive certain payments and/or benefits, including acceleration of vesting of outstanding equity awards, in connection with (i) a change of control of the Company, (ii) an involuntary termination (as defined below), or (iii) an involuntary termination in connection with a change of control of the Company. The estimated potential payments and amounts payable to these individuals in connection with a hypothetical triggering event as of December 31, 2016 are described below.

The actual amounts that would be paid or distributed to an eligible Named Executive Officer upon the occurrence of a triggering event occurring in the future may be different from those presented below as many factors will affect the amount of any payments and benefits to be distributed. For example, some of the factors that could affect the amounts payable include a Named Executive Officer's base salary and the market price of our common stock. Although we have entered into a written agreement to provide severance payments and benefits in connection with a triggering event under particular circumstances, we, or an acquirer, may mutually agree with any Named Executive Officer to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, a Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers' outstanding equity awards as of December 31, 2016, see “Executive Compensation Tables — 2016 Outstanding Equity Awards at Fiscal Year-End Table” above. Finally, the Named Executive Officers are eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with the terms of those plans and policies.

Messrs. Slootman, Scarpelli, and Schneider’s Post-Employment Compensation

Involuntary Termination of Employment not in Connection with a Change in Control

In the event of an involuntary termination of employment (a termination of employment by us without “cause” (as defined in the relevant employment agreement or employment offer letter) or a termination of employment by Messrs. Slootman, Scarpelli or Schneider for “good reason” (as defined in the relevant employment agreement or employment offer letter)) at any time other than during the period that begins three months prior to and ends 12 months following the effective date of a change in control of the Company (as defined in the relevant employment agreement or employment offer letter) (the “Change in Control Period”), each of Messrs. Slootman, Scarpelli and Schneider are eligible to receive the following payments and benefits:

•	a lump sum payment equal to his then-annual base salary for a period of six months from the date of termination (12 months of continued payments in the case of Mr. Slootman);

•
any portion of his annual target bonus opportunity that he would have received had he been employed on the last day of the fiscal year in which the termination of employment occurs pro-rated for a six-month period (12 months in the case of Mr. Slootman); and

•
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, until the earliest of (i) the close of the six-month period (12 months in the case of Mr. Slootman) commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

In addition, in the event of an involuntary termination of employment of Mr. Slootman not in connection with a change in control, 12.5% of the total number of shares of our common stock subject to his outstanding and unvested equity awards will immediately vest. Involuntary termination includes (i) a termination of employment by us without "cause" or (ii) resignation for "good reason" or following a material adverse change in title or reporting relationship without his consent.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in our favor and his continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Involuntary Termination of Employment in Connection with a Change in Control

In the event of an involuntary termination of employment (a termination of employment by us without “cause” or by the Named Executive Officer for “good reason”) during the Change in Control Period, Messrs. Slootman, Scarpelli and Schneider are eligible to receive the following payments and benefits:

•	a lump-sum payment equal to his then-annual base salary for a period of six months from the date of termination (12 months in the case of Mr. Slootman);

•	his annual target bonus opportunity without regard to achievement of any corporate performance goals; and

•
health insurance premiums for himself and his eligible dependents under our group health insurance plans as provided under COBRA until the earliest of (i) the close of the six-month period (12 months in the case of Mr. Slootman) commencing on the date of his termination of employment, (ii) the expiration of his eligibility for continued coverage under COBRA or (iii) the date when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

The receipt of any termination-based payments or benefits is subject to the Named Executive Officer executing (and not subsequently revoking) a waiver and release of claims in favor of us (or if applicable, our successor) and continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

Acceleration of Vesting upon a Change of Control

In addition to the rights described above, in the event of a change in control of the Company, 100% of the total number of shares of our common stock subject to outstanding and unvested equity awards held by the Named Executive Officers will immediately vest. In the case of PRSUs, (i) the number of earned shares under PRSUs for which achievement has not yet been determined will be calculated based on the actual achievement of the applicable performance condition from January 1 through the last completed quarter compared to the plan amounts covered in those completed quarters and (ii) any shares earned under the PRSUs that remain subject to time-based vesting will immediately vest.

Mr. Desai’s Post-Employment Compensation

In the event of an involuntary termination of employment (a termination of employment by us without “cause” (as defined in the employment offer letter) or by Mr. Desai for “good reason” (as defined in the employment offer letter) whether or not in connection with a change in control of the Company (as defined in the employment offer letter), Mr. Desai is eligible to receive three months base salary in one lump sum. The receipt of any termination-based payments or benefits is subject to Mr. Desai executing (and not subsequently revoking) a waiver and release of claims in our favor and his continued compliance during the period in which he is receiving severance payments and benefits with certain post-termination non-solicitation and non-disparagement covenants.

In the event of a change in control of the Company, upon Mr. Desai’s termination by the Company other than for “cause” (as defined in the employment offer letter) or by Mr. Desai for “good reason” (as defined in the employment offer letter) in either event when such termination is within 12 months following the consummation of the change in control, then 50% of the total number of shares of our common stock subject to outstanding and unvested options and RSUs held by Mr. Desai will immediately vest. In the case of PRSUs, in the event of a change of control (irrespective of whether Mr. Desai is terminated or resigns for good reason), (i) the number of earned shares under PRSUs for which achievement has not yet been determined will be calculated based on the actual achievement of the applicable performance condition from January 1 through the last completed quarter compared to the plan amounts covered in those completed quarters and (ii) any shares earned under the PRSUs that remain subject to time-based vesting will immediately vest.

The receipt of accelerated vesting is subject to Mr. Desai executing (and not subsequently revoking) a waiver and release of claims in our favor within 60 days of the termination date.

Excise Taxes

Any payment or benefit provided under his employment agreement in connection with a change in control of the Company may be subject to an excise tax under Section 4999 of the Code. These payments and benefits also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Code. If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the affected Named Executive Officer with the best after-tax result. Specifically, he will receive either a reduced amount so that the excise tax is not triggered, or he will receive the full amount of the payments and benefits and then be personally liable for any excise tax.

Death Benefits

In the event of a termination by reason of death, all of our employees, including the Named Executive Officers, are eligible to receive the following payments and benefits:

•	a lump-sum payment equal to his or her then-annual base salary for a period of six months from the date of death;

•
health insurance premiums for the employee's eligible dependents under our group health insurance plans as provided under COBRA (or similar programs for employees based outside of the United States) for 12 months following the date of the employee's death; and

•
the immediate vesting of the employee's then-unvested shares of our common stock subject to outstanding equity awards, up to maximum value of $500,000, calculated as the fair market value per share minus the exercise price per share, multiplied by the number of shares being accelerated.

Potential Payments upon Termination or Change in Control Table

The following table sets forth the estimated payments that would be received by the Named Executive Officers upon a change in control of the Company, upon a termination of employment without cause or following a resignation for good reason, or in the event of a termination of employment without cause or following a resignation for good reason in connection with a change in control of the Company. The table below reflects amounts payable to each Named Executive Officer assuming that, if applicable, his employment was terminated on December 31, 2016 and, if applicable, a change in control of the Company also occurred on that date.

	Change in Control Alone	Upon Termination without Cause or Resignation for Good Reason - No Change in Control				Upon Termination without Cause or Resignation for Good Reason - Change in Control
Name	Value of Accelerated Vesting ($) (1)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Accelerated Vesting ($) (1)	Total ($)	Cash Severance ($)	Contin-uation of Medical Benefits ($)	Value of Accelerated Vesting ($) (1)	Total ($)
Mr. Slootman	17,367,948	900,000	18,837	2,170,993	3,089,830	900,000	18,837	17,367,948	18,286,785
Mr. Scarpelli	19,091,574	300,000	12,353	—	312,353	425,000	12,353	19,091,574	19,528,927
Mr. Desai	—	112,500	—	—	112,500	112,500	—	—	112,500
Mr. Schneider	20,020,824	300,000	12,353	—	312,353	450,000	12,353	20,020,824	20,483,177
_____________________

(1)
The value of accelerated vesting is calculated based on the closing price of our common stock on the NYSE as of December 31, 2016, which was $74.34, less, if applicable, the exercise price of each outstanding stock option. The value of accelerated vesting for PRSUs is calculated based on achievement at target levels.

Potential Payments upon Involuntary Termination by Reason of Death Table

The following table sets forth the estimated payments that would be received by each Named Executive Officer upon an involuntary termination by reason of his death assuming that the termination occurred on December 31, 2016.

	Upon Involuntary Termination by Reason of Death
Name	Cash Severance ($)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)	Total ($)
Mr. Slootman	225,000	18,837	500,000	743,837
Mr. Scarpelli	175,000	24,707	500,000	699,707
Mr. Desai	225,000	24,707	—	249,707
Mr. Schneider	150,000	24,707	500,000	674,707

TRANSACTIONS WITH RELATED PARTIES

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” the following is a description of transactions since January 1, 2016 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest or such other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, which we refer collectively refer to as “related parties.”

Relationship with FMR, LLC

Fidelity Technology Group, LLC (“Fidelity Technology”), an affiliate of FMR, LLC (“Fidelity”), has been our customer since 2010 and made payments to us of $2,887,928 in 2016. Our agreement with Fidelity Technology was negotiated in the ordinary course of business and represents an arm's length transaction. In addition, we have an agreement with Fidelity Stock Plan Services, LLC (“Fidelity Stock Plan Services”), an affiliate of Fidelity, to manage our stock plan administration. We have been a customer of Fidelity Stock Plan Services since 2012 and made payments to them of $98,108 in 2016. Our agreement with Fidelity Stock Plan Services was negotiated in the ordinary course of business and represents an arm's length transaction. Fidelity reported that it was the beneficial owner of less than 5% of the outstanding shares of our common stock during as of May 9, 2016.

Relationship with T. Rowe Price Associates, Inc.

T. Rowe Price Associates, Inc. (“T. Rowe Price”) has been our customer since 2012 and made payments to us of $2,638,079 in 2016. Our agreement with T. Rowe Price was negotiated in the ordinary course of business and represents an arm's length transaction. T. Rowe Price reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2016 and as of December 31, 2016.

Relationship with Vanguard Group, Inc.

Vanguard Group, Inc. (“Vanguard”) has been our customer since 2015 and made payments to us of $2,537,225 in 2016. Our agreement with Vanguard was negotiated in the ordinary course of business and represents an arm's length transaction. Vanguard reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock during 2016 and as of December 31, 2016.

Relationship with Wellington Management Group LLP

Wellington Management Group LLP (“Wellington”) has been our customer since 2009 and made payments to us of $858,838 in 2016. Our agreement with Wellington was negotiated in the ordinary course of business and represents an arm's length transaction. Wellington reported that it was the beneficial owner of 5% or more of the outstanding shares of our common stock as of December 31, 2016.

Relationship with CTP Aviation

Frank Slootman, a member of our Board of Directors and our Chief Executive Officer during 2016, owns one aircraft that is used in a pool of aircraft by CTP Aviation, a charter aircraft company, pursuant to a sale and lease-back arrangement. We book charter aircraft for business travel services for certain of our executive officers through CTP Aviation, and from time to time Mr. Slootman's plane is used for business trips chartered by the Company. For any charter travel booked through CTP Aviation, the Company receives an invoice. As part of the lease-back arrangement between Mr. Slootman and CTP Aviation, when Mr. Slootman's plane is used by CTP Aviation (including any travel booked by the Company), he is paid 88% of the hourly flight-related charges (less any discounts), 100% of the fuel surcharges collected (currently none are imposed), 100% of any incidentals collected, plus $100 per landing. When the Company charters flights through CTP Aviation and Mr. Slootman's plane is not used, Mr. Slootman receives no reimbursement from CTP Aviation. During fiscal year 2016, Mr. Slootman has been reimbursed $335,300 pursuant to the lease-back arrangement with CTP Aviation for travel booked by the Company through CTP Aviation.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our indemnification agreements and Bylaws also require us to advance certain expenses incurred by our directors and officers.

Review, Approval or Ratification of Transactions with Related Parties

The charter of the Audit Committee requires that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified by the Audit Committee. The Audit Committee has adopted a related party transactions policy to set forth the procedures for the identification, review, consideration and approval or ratification of these transactions, and a copy of such policy is posted on our website. In approving or rejecting any such proposal, our Audit Committee will consider the relevant and available facts and circumstances, including, but not limited to, the extent of the related person’s interest in the transactions, the material facts of the proposed transaction, including the proposed aggregate value of such transaction and whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of ServiceNow’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by ServiceNow under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that ServiceNow specifically incorporates it by reference.

Role of the Audit Committee

The Audit Committee operates under a written charter adopted by our Board of Directors, which provides that its functions include the oversight of the quality of our financial reports and other financial information provided to stockholders. In carrying out these functions, the Audit Committee reviews critical accounting policies and estimates and the application of U.S. GAAP, reviews our compliance with legal and regulatory requirements, and has responsibility for the appointment, compensation and oversight of our independent registered public accounting firm, PricewaterhouseCoopers LLP (the “Independent Auditor”), including reviewing the Independent Auditor's independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by the Independent Auditor, and reviewing with management and the Independent Auditor the adequacy of our internal financial controls. A more detailed description of the functions and responsibilities of the Audit Committee can be found in ServiceNow's Audit Committee Charter, published on the corporate governance section of ServiceNow's website at http://investors.servicenow.com.

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Management is responsible for our internal controls, financial reporting process, selection of accounting principles, determination of estimates and compliance with laws, regulations and ethical business conduct. The Independent Auditor is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles.

Review of Audited Financial Statements for the Year ended December 31, 2016

The Audit Committee has reviewed and discussed with ServiceNow’s management and our Independent Auditor the audited consolidated financial statements of ServiceNow for the year ended December 31, 2016. The Audit Committee has also discussed with Independent Auditor the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from our Independent Auditor required by applicable requirements of the PCAOB regarding the Independent Auditor’s communications with the Audit Committee concerning independence, and has discussed with our Independent Auditor its independence from ServiceNow.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in ServiceNow’s annual report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Submitted by the Audit Committee
Ronald E.F. Codd, Chair
Jonathan C. Chadwick
Paul E. Chamberlain
Anita M. Sands

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

The Company's Bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, stockholders must give timely notice thereof in writing to the Corporate Secretary at ServiceNow, Inc., 2225 Lawson Lane, Santa Clara, California 95054, Attn: Corporate Secretary.

To be timely for the 2018 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of the Company not earlier than 5:00 p.m. Pacific Time on February 23, 2018 and not later than 5:00 p.m. Pacific Time on March 26, 2018. A stockholder’s notice to the Corporate Secretary must set forth, as to each matter the stockholder proposes to bring before the annual meeting, the information required by our Bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at ServiceNow’s 2018 annual meeting of stockholders must be received by the Company not later than December 29, 2017 in order to be considered for inclusion in ServiceNow’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were timely met in 2016, except that each of Mmes. Sands and Bostrom and Mr. Schneider filed one late report covering one transaction.

Available Information

We will mail to any stockholder, without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations
ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, California 95054

The Annual Report is also available on the Investor Relations section of our website, which is located at http://investors.servicenow.com. Please help us reduce the impact on the environment and reduce our administrative costs by taking advantage of this method of obtaining our Annual Report.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are ServiceNow stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Computershare, either by calling toll-free (877) 373-6374, or by writing to Computershare, Householding Department, P.O. Box 30170, College Station, TX 77842.

Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call the Company's Investor Relations department at 2225 Lawson Lane, Santa Clara, California 95054, Attn: Investor Relations, telephone number (408) 501-8550.

Any stockholders who share the same address and currently receive multiple copies of the Company's Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company's Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The Board of Directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the Annual meeting. As to any business that may arise and properly come before the meeting, however, the proxy holders will vote the proxies on these matters in accordance with their best judgment.

SERVICENOW, INC.
2225 LAWSON LANE
SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 11:59 P.M. Eastern Time on the day before the meeting.

VOTE IN PERSON
You may vote your shares in person by attending the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28610-P90870

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SERVICENOW, INC.

The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1. Election of the directors listed below:

Nominees:	For	Against	Abstain
1a. John J. Donahoe	☐	☐	☐
1b. Charles H. Giancarlo	☐	☐	☐
1c. Anita M. Sands	☐	☐	☐

	For	Against	Abstain
2. An advisory resolution to approve the compensation of our Named Executive Officers.	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2017.	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any and all other matters that may properly come before the meeting or any adjournment or postponement thereof.

For address changes/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders and Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

E28611-P90870

SERVICENOW, INC.
Annual Meeting of Stockholders
June 13, 2017 11:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) of SERVICENOW, INC., a Delaware corporation (the "Company"), hereby appoint(s) John J. Donahoe and Michael P. Scarpelli or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of the Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM, PDT on June 13, 2017, at the Company headquarters, located at 2225 Lawson Lane, Santa Clara, California 95054, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the director nominees listed in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, and in the discretion of the proxy holders on any other matter that properly comes before the meeting or any adjournment or postponement thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1

Appendix A

Reconciliation of Subscription Billings to Subscription Revenues (in thousands)

	Twelve Months Ended December 31,
	2016	2015
GAAP subscription revenues	$1,221,639	$848,278
Increase in subscription deferred revenues	289,053	189,981
Non-GAAP subscription billings	$1,510,692	$1,038,259